Registration No. 333-220876

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OROPLATA RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	7372	33-1227980
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

930 Tahoe Blvd., Suite 802-16

Incline Village, NV 89451

Tel: (775) 473-4744

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Douglas Cole

Chief Executive Officer

930 Tahoe Blvd., Suite 802-16

Incline Village, NV 89451

Tel: (775) 473-4744

(Name including zip code and telephone number, including area code, of agent for service)

With copies to:

Jeffrey Maller, Esq.

Law Office of Jeffrey Maller, PC

4221 Wilshire Blvd., Ste 355

Los Angeles, California 90010

(310) 693-6700

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [X]

i

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Shares of common stock underlying convertible notes sold to selling stockholder in private placement	6,173,913	$0.115	$710,000	$88.40

(1) Represents shares offered by the selling stockholder issuable upon conversion of the current principal amount of five convertible notes (the “Notes”) including (i) the commitment fee promissory note, dated July 18, 2016 in the face amount of $75,000 and outstanding principal sum of $75,000 (the “Commitment Note”), (ii) the promissory note dated July 18, 2016 in the face amount of $121,000 and outstanding principal sum of $121,000 (the “July 2016 Note”), (iii) the promissory note dated September 28, 2016 in the face amount of $550,000 and outstanding principal sum of $110,000 (the “September 2016 Note”), (iv) the promissory note dated February 16, 2017 in the face amount of $250,000 and outstanding principal sum of $250,000 (the “February 2017 Note”), and (v) the promissory note dated July 25, 2017 in the face amount of $550,000 and outstanding principal sum of $236,500 1 (the “July 2017 Note) by the Company to Selling Stockholder. Includes an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by selling stockholders.

(2) Estimated solely for purposes of calculating the registration fee according to Rule 457(g) based on the conversion price of the Notes.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act, or until the registration statement shall become effective on such date as the securities and exchange commission, acting pursuant to said section 8(a), may determine.

_____________

1 The current outstanding principal amount on the July 2017 Note is $236,500. However, this prospectus is only registering the Resale Shares underlying $154,000 of such principal amount which was the amount of principal outstanding at the time of the initial filing of this prospectus.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED: November 13, 2017

6,173,913 Shares of Common Stock

OROPLATA RESOURCES, INC.

This prospectus relates to the offer and sale of up to 6,173,913 shares (the “Resale Shares”) of common stock, par value $0.001 per share (the “Common Stock”) of Oroplata Resources, Inc. (referred to herein as “we”, “us”, “our”, “Oroplata” “Registrant” or the “Company”), by Tangiers Investment Group, LLC, a Delaware limited liability company (the “Selling Stockholder”). The Resale Shares consist of shares of Common Stock issuable upon conversion of certain promissory notes (the “Notes” as further detailed herein) purchased by the Selling Stockholder and which have a fixed conversion price of $0.115 per share. We are not offering any securities pursuant to this prospectus. The Resale Shares offered by the Selling Stockholder will be offered at prices of between $0.15 and $0.30 until the Company’s common stock is listed on a national securities exchange or is quoted on the OTCQB or OTCQX Marketplace; after which, the Selling Stockholder may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

We will not receive any of the proceeds from the sale of shares of our Common Stock by the Selling Stockholder. However, the conversion of the Notes into Common Stock by Selling Stockholder will reduce the amounts owed to Selling Stockholder under the Notes.

Our Common Stock is quoted on the OTC Pink Marketplace under the symbol “ORRP.” On November 10, 2017, the closing price of our Common Stock was $0.106 per share.

In addition, we qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act and, as such, are allowed to provide in this prospectus more limited disclosures than an issuer would not so qualify. Furthermore, for as long as we remain an emerging growth company, we will qualify for certain limited exceptions from investor protection laws such as the Sarbanes Oxley Act of 2002 and the Investor Protection and Securities Reform Act of 2010. Please see “Implications of Being an Emerging Growth Company” on page 1.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________, 2017.

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Common Stock, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” “Oroplata”, or the “Registrant” refer to Oroplata Resources, Inc., a Nevada corporation, and its wholly-owned subsidiaries Oroplata Exploraciones E Ingeniera SR and Lithortech Resources Inc.

General

We are a start-up, exploration mining company whose purpose is to explore mineral properties which, hopefully, will contain lithium and other economic minerals. We were incorporated under the laws of the State of Nevada on October 6, 2011 for the purpose of acquiring rights to mineral properties with the eventual objective of being a producing mineral company, if and when it ever occurs.

We have limited operating history and have not yet generated or realized any revenues from our activities. We performed limited exploration work on our former property, the Leomary Gold Claim located in the Dominican Republic. To date we have not performed any exploration work on our mineral claim called the Mogollon located in the Dominican Republic and we do not intend at this time to do so.

On January 10, 2012, we incorporated a wholly-owned subsidiary under the laws of the Dominican Republic named "Oroplata Exploraciones E Ingenieria, Orexi, SRL" (“Oroplata Exploraciones”) in order to hold the mineral rights to a claim named "Leomary Gold Claim" consisting of 4,500 mining hectors (approximately 11,100 acres) located in the province of Monseñor Nouelan, municipality of Bonao. After performing limited exploration work, in September 2014, we lost the rights to the Leomary Gold Claim.

We subsequently acquired rights to a new mineral claim in the Dominican Republic called Mogollon (the “Mogollon Claim”) whereby the Company paid $10,000 for the rights to the minerals on the Mogollon Claim and for the completion of a geological report thereon. To date we have not performed, and do not expect to perform in the future, any exploration on the Mogollon Claim. Furthermore, management is currently investigating whether we have any remaining rights in any mineral claims located in the Dominican Republic.

On June 1, 2016, we entered into a Mineral Claim Purchase Agreement with Plateau Ventures LLC., a Utah corporation (“PVL”) to acquire five hundred (500) lithium mineral claims, totaling 10,000 acres, called the Western Nevada Basin, situated in Railroad Valley in Nye County, Nevada (the “WNB Claim”). In the second half of 2016, we engaged experts to evaluate the region and the WNB Claim to target on-site exploration efforts and determined that 304 claims of the WNB Claim were appropriate for the Company’s planned exploration, which we expect to begin in the first half of 2018. From the 304 Claims, 44 were rejected by the BLM for various reasons. The Company reviewed the rejected claims and determined that they were not material to the Company’s planned exploration and therefore did not appeal the rejection.

We have two wholly-owned subsidiaries: Oroplata Exploraciones, which was incorporated under the laws of the Dominican Republic on January 10, 2012; and Lithortech Resources Inc., which we incorporated under the laws of Nevada on August 8, 2016.

We own no real estate, other than mineral rights to the Mogollon concession located in the Dominican Republic (which Oroplata is investigating) and the Nye County properties located in Nevada, United States.

Oroplata has not earned any revenues to date and we do not anticipate earning revenues until such time as we have undertaken sufficient exploration work to identify an ore body. Exploration work will take a number of years and there is no certainty we will ever reach a production stage. Our Company is considered to be in the exploration stage due to not having done exploration work which would result in a development decision.

See “Description of the Business” on page 12 of this prospectus for more information.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we intend to take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•allowance to provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•reduced disclosure about our executive compensation arrangements;

•no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering (our “IPO”); (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you have beneficial ownership. In addition, we have elected to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Exchange Act. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Corporate Information

We were incorporated on October 6, 2011 under the laws of the State of Nevada. Our fiscal year ends September 30 of each year. Our principal executive office is located at 930 Tahoe Blvd., Suite 802-16, Incline Village, NV 89451 and our registered agent's office is located at 1802 N Carson Street, Ste 206, Carson City, Nevada 89701. Our telephone number is (775) 473-4744 and our e-mail address is “info@oroplataresourcesinc.com”. Our website address is www.oroplataresourcesinc.com. The information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus and should not be considered a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Securities offered by the Selling Stockholder	6,173,913 shares of common stock, par value $0.001 per share

Common Stock outstanding before this offering	58,500,000 shares (1)

Common Stock outstanding after this offering	64,673,913 shares (2)

Use of proceeds	We will not receive any of the proceeds from the sale of the securities owned by the Selling Stockholder. However, the conversion of the note to common stock will reduce our outstanding debt.

Risk factors

An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this Prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 2.

Symbol on the OTC Markets Group	ORRP

(1) The number of shares outstanding before the offering is based upon 58,500,000 shares outstanding as of November 10, 2017 and excludes:

•2,742,000 shares of our Common Stock issuable upon exercise of an outstanding warrant held by the Selling Stockholder; and

•An undeterminable number of shares of Common Stock issuable to Selling Stockholder upon conversion of the Notes representing accrued interest on the Notes. The Company is only registering Common Shares issuable upon conversion of the outstanding principal on the Notes as of the date of this prospectus and not the accrued interest and not any additional principal amounts borrowed by the Company under the Notes, if any.

(2) The number of shares of Common Stock outstanding after this offering assumes the Selling Stockholder sells all 6,173,913 Resale Shares being registered in this registration statement.

RISK FACTORS

An investment in our securities is subject to numerous risks, including the risk factors described below. You should carefully consider the risks, uncertainties and other factors described below, in addition to the other information set forth in this prospectus, before making an investment decision with regard to our securities. Any of these risks, uncertainties and other factors could materially and adversely affect our business, financial condition, results of operations, cash flows or prospects. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment. See also “Cautionary Note Regarding Forward-Looking Statements.”

RISKS RELATING TO OUR COMPANY

We have incurred significant losses since our inception. We expect to incur losses over the next several years and have no timeframe when or if we will become profitable.

We have incurred significant operating losses in every year since inception and expect to incur net operating losses for the foreseeable future. As of June 30, 2017, we had an accumulated deficit of $30,796,377. We do not know whether or when we will become profitable. To date, we have not generated any revenues from mining activities product sales and have financed our operations primarily through private placements of our equity securities. We are still in the early stages of development of our exploration activities. We expect to continue to incur significant expenses and operating losses over the next several years. Our net losses may fluctuate significantly from quarter to quarter and year to year. Net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ deficit and working capital. Our ability to become and remain profitable depends on our ability to successfully locate and commercialize one or more minerals. We are only in the preliminary stages of most of these activities and have not yet commenced other of these activities. We may never succeed in these activities and, even if we do, may never generate revenues that are significant enough to achieve profitability.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern. If we do not continue as a going concern, investors will lose their entire investment.

In their report on our financial statements included in this prospectus, our independent auditors have expressed substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of ongoing operating losses and a lack of financing commitments then in place to meet expected cash requirements. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. If we do not continue as a going concern, investors will lose their entire investment.

We must effectively manage the growth of our operations, or our company will suffer.

Our ability to successfully implement our business plan requires an effective planning and management process. If funding is available, we may elect to increase the scope of our operations and acquire complimentary businesses. Implementing our business plan will require significant additional funding and resources. If we grow our operations, we will need to hire additional employees and make significant capital investments. If we grow our operations, it will place a significant strain on our existing management and resources. If we grow, we will need to improve our financial and managerial controls and reporting systems and procedures, and we will need to expand, train and manage our workforce. Any failure to manage any of the foregoing areas efficiently and effectively would cause our business to suffer.

Our results of operations may fluctuate from quarter to quarter, which could affect our business, financial condition and results of operations.

Our results of operations may fluctuate from quarter to quarter depending upon several factors, some of which are beyond our control. These factors include, but are not limited to:

•Risks relating to the exploration efforts to expand our mineral deposits, determining the feasibility and economic viability of commencing mining, discover any deposits of minerals which can be mined at a profit, raise the necessary capital to finance exploration and potential expansion, and our ability to obtain or amend the necessary permits, consents, or authorizations needed to advance expansion of the deposit or any processing facility;

•Our ability to acquire additional mineral targets;

•Our ability to obtain additional external funding;

•Our ability to achieve any meaningful revenue;

•Our ability to engage or retain geologists, engineers, consultants and other key management and mining personnel necessary to successfully operate and grow our business;

•The volatility of the market price of our common stock or our intention not to pay any cash dividends in the foreseeable future;

•Changes in any federal, state or local laws and regulations or possible challenges by third parties or contests by the federal government that increase costs of operation or limit our ability to explore on certain portions of our property;

•The market price for minerals and political events affecting the market prices for minerals which may be found on our exploration properties; and

•The other factors set forth under this “Risk Factors” section.

These, as well as other factors, could affect our business, financial condition and results of operations, and this makes the prediction of our financial results on a quarterly basis difficult. Also, it is possible that our quarterly financial results may be below the expectations of public market analysts.

We may be unable to maintain an effective system of internal control over financial reporting, and as a result we may be unable to accurately report our financial results.

Our reporting obligations as a public company place a significant strain on our management, operational and financial resources and systems. We do not currently have effective internal controls. If we fail to maintain an effective system of internal control over financial reporting, we could experience delays or inaccuracies in our reporting of financial information, or non-compliance with the Commission, reporting and other regulatory requirements. This could subject us to regulatory scrutiny and result in a loss of public confidence in our management, which could, among other things, cause our stock price to drop.

We have been and expect to be significantly dependent on consulting agreements for the development of our exploratory activities, which exposes us to the risk of reliance on the performance of third parties.

In conducting our exploratory activities, we currently rely, and expect to continue to rely, on consulting agreements with third parties as the Company does not have the resources to employ the necessary staff required for such activities. The failure to obtain and maintain such consulting agreements would substantially disrupt or delay our exploratory activities. Any such loss would likely increase our expenses and materially harm our business, financial condition and results of operation.

If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy. In addition, the loss of the services of certain key employees would adversely impact our business prospects.

If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy. In addition, the loss of the services of certain key employees, including Douglas Cole, our Chief Executive Officer and Chief Financial Officer, would adversely impact our business prospects. Our ability to compete in the highly competitive mining industry depends in large part upon our ability to attract highly qualified managerial, geological, and mining personnel. In order to induce valuable employees to remain with us, we intend to provide employees with stock options that vest over time. The value to employees of stock options that vest over time will be significantly affected by movements in our stock price that we will not be able to control and may at any time be insufficient to counteract more lucrative offers from other companies. Other mining companies with which we compete for qualified personnel have greater financial and other resources, different risk profiles, and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can develop and commercialize product candidates would be limited.

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

Mineral exploration is a highly competitive and speculative business and we may not be successful in seeking available opportunities.

The process of mineral exploration is a highly competitive and speculative business. In seeking available opportunities, we will compete with a number of other companies, including established, multi-national companies that have more experience and resources than us. We compete with other exploration companies looking for mineral deposits. Because we may not have the financial and managerial resources to compete with other companies, we may not be successful in our efforts to acquire projects of value, which, ultimately, become productive. However, while we compete with other exploration companies, there is no competition for the exploration or removal of mineral from our claims.

Since mineral exploration is a highly speculative venture, any potential investor purchasing our stock under this offering might likely lose their entire investment.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies such as Oroplata and the high rate of failure of companies such as ours. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration program may not result in the discovery of commercially exploitable reserves of valuable minerals.

We are sensitive to fluctuations in the price of minerals, which is beyond our control. The price of minerals is volatile and price changes are beyond our control.

The price of minerals can fluctuate. The prices of minerals have been and will continue to be affected by numerous factors beyond our control. Factors that affect the price of minerals include the demand from consumers for products that use minerals, economic conditions, over supply from secondary sources and costs of production. Price volatility and downward price pressure, which can lead to lower prices, could have a material adverse effect on the costs or the viability of our projects.

Compliance with environmental considerations and permitting could have a material adverse effect on the costs of the viability of our projects. The historical trend toward stricter environmental regulation may continue, and, as such, represents an unknown factor in our planning process.

All mining is regulated by the government agencies. Compliance with such regulation has a material effect on the economics of our operations and the timing of project development. Our primary regulatory costs have been related to obtaining licenses and permits from government agencies before the commencement of mining activities. An environmental impact study that must be obtained on each property in order to obtain governmental approval to mine on the properties is also a part of the overall operating costs of a mining company.

The possibility of more stringent regulations exists in the areas of worker health and safety, the dispositions of wastes, the decommissioning and reclamation of mining and milling sites and other environmental matters, each of which could have an adverse material effect on the costs or the viability of a particular project. Compliance with environmental considerations and permitting could have a material adverse effect on the costs or the viability of our projects.

Mining and exploration activities are subject to extensive governmental regulation. Future changes in governments, regulations and policies, could adversely affect our result of operations for a particular period and our long-term business prospects.

Mining and exploration activities are subject to extensive regulation by government. Such regulation relates to production, development, exploration, exports, taxes and royalties, labor standards, occupational health, waste disposal, protection and remediation of the environment, mine and mill reclamation, mine and mill safety, toxic substances and other matters. Compliance with such laws and regulations has increased the costs of exploring, drilling, developing, constructing, operating mines and other facilities. Furthermore, future changes in governments, regulations and policies, could adversely affect our results of operations in a particular period and our long-term business prospects.

The development of mines and related facilities is contingent upon governmental approvals, which are complex and time consuming to obtain and which, depending upon the location of the project, involve various governmental agencies. The duration and success of such approvals are subject to many variables outside our control.

RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

We expect to experience volatility in the price of our Common Stock, which could negatively affect stockholders’ investments.

The trading price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with securities traded in those markets. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. All of these factors could adversely affect your ability to sell your shares of Common Stock or, if you are able to sell your shares, to sell your shares at a price that you determine to be fair or favorable.

The relative lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Our management team lacks significant public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002. Our senior management has little experience in managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining of internal controls over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy, we could be subject to the imposition of fines and penalties and our management would have to divert resources from attending to our business plan.

Our Common Stock is categorized as “penny stock,” which may make it more difficult for investors to sell their shares of Common Stock due to suitability requirements.

Our Common Stock is categorized as “penny stock”. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The price of our Common Stock is significantly less than $5.00 per share, and is therefore considered “penny stock.” This designation imposes additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer buying our securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities given the increased risks generally inherent in penny stocks. These rules may restrict the ability and/or willingness of brokers or dealers to buy or sell our Common Stock, either directly or on behalf of their clients, may discourage potential stockholders from purchasing our Common Stock, or may adversely affect the ability of stockholders to sell their shares.

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may also limit a stockholder’s ability to buy and sell our Common Stock, which could depress the price of our Common Stock.

In addition to the “penny stock” rules described above, the FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our shares of Common Stock, have an adverse effect on the market for our shares of Common Stock, and thereby depress our price per share of Common Stock.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights for or obligations to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contain a provision permitting us to eliminate the personal liability of our directors to us and our stockholders for damages for the breach of a fiduciary duty as a director or officer to the extent provided by Nevada law. We may also have contractual indemnification obligations under any future employment agreements with our officers. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and the resulting costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

The Selling Stockholder may sell a large number of shares, resulting in substantial diminution to the value of shares held by existing stockholders.

We are prohibited, from delivering shares of Common Stock to Selling Stockholder if the issuance of shares would cause Selling Stockholder to beneficially own more than 9.99% of our then-outstanding Common Stock. These restrictions however, do not prevent Selling Stockholder from selling shares of Common Stock received in connection with a conversion of the Notes, and then receiving additional shares of Common Stock in connection with a subsequent conversion of the Notes. In this way, Selling Stockholder could sell more than 9.99% of the outstanding Common Stock in a relatively short time frame while never holding more than 9.99% at any one time. As a result, existing stockholders and new investors could experience substantial diminution in the value of their shares of Common Stock.

We may issue additional shares of Common Stock or preferred stock in the future, which could cause significant dilution to all stockholders.

Our Articles of Incorporation authorize the issuance of up to 500,000,000 shares of Common Stock with a par value of $0.001 per share. As of November 10, 2017, we had 58,500,000 shares of Common Stock outstanding; however, we may issue additional shares of Common Stock in the future in connection with a financing or an acquisition. Such issuances may not require the approval of our stockholders. In addition, certain of our outstanding rights to purchase additional shares of Common Stock or securities convertible into our Common Stock are subject to full-ratchet anti-dilution protection, which could result in the right to purchase significantly more shares of Common Stock being issued or a reduction in the purchase price for any such shares or both. Any issuance of additional shares of our Common Stock, or equity securities convertible into our Common Stock, including but not limited to, preferred stock, warrants and options, will dilute the percentage ownership interest of all stockholders, may dilute the book value per share of our Common Stock, and may negatively impact the market price of our Common Stock.

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of us.

Certain provisions of the Nevada Revised Statutes have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the stockholders might otherwise receive a premium for their shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

Because we do not intend to pay any cash dividends on our Common Stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Declaring and paying future dividends, if any, will be determined by our Board, based upon earnings, financial condition, capital resources, capital requirements, restrictions in our Articles of Incorporation, contractual restrictions, and such other factors as our Board deems relevant. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

RISKS RELATED TO THE RESALE SHARES

We are registering 6,173,913 shares of Common Stock to be issued under the Notes. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 6,173,913 shares of Common Stock under the registration statement of which this prospectus forms a part for sale by the Selling Stockholder. The sale of these shares into the public market by the Selling Stockholder could depress the market price of our common stock.

Selling Stockholder may pay less than the then-prevailing market price for our Common Stock.

Our Common Stock to be issued to Selling Stockholder pursuant to conversion of the Notes will be at a fixed Conversion Price of $0.115. If the market price for the Common Stock is higher than the Conversion Price, Selling Stockholder has a financial incentive to sell our Common Stock immediately upon receiving the shares to realize the profit equal to the difference between the Conversion Price and the market price. If Selling Stockholder sells the shares, the price of our Common Stock could decrease.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical facts, this Prospectus contains forward-looking statements involving risks and uncertainties. The words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions or variations thereof are intended to identify forward-looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this Prospectus entitled “Risk Factors”) relating to our industries, operations and results of operations and any businesses that may be acquired by us. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date hereof.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the Registrant’s financial statements and the related notes included in this Registration Statement.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered from time to time by the Selling Stockholder. We will not receive any of the proceeds from the sale of the securities owned by the Selling Stockholder. However, the conversion of the Notes into Common Stock will reduce the amount that we owe Selling Stockholder.

We will pay for expenses of this Offering, except that the Selling Stockholder will pay any broker discounts or commissions or equivalent expenses and expenses of its legal counsel applicable to the sale of the Resale Shares.

DILUTION

The issuance of our Common Stock to Selling Stockholder upon conversion of the Notes will have dilutive impact on our shareholders. As a result, our net income per share could decrease or net loss per share could increase in future periods and the market a price of our Common Stock could decline.

SELLING STOCKHOLDER

The Selling Stockholder may offer and sell, from time to time, any or all of the shares of our Common Stock registered under this Agreement. On October 2, 2017, the Company entered into that certain Amendment to Outstanding Notes (the “Amendment Agreement”) whereby the Conversion Price on all of the outstanding Notes was set at a fixed $0.115 (which resulted in a decrease of the Conversion Price on some of the Notes and an increase on some of the Notes). In addition, as part of the Amendment Agreement, the Company agreed to register those shares of Common Stock issuable upon Conversion of the Notes. We are registering the shares of Common Stock underlying the outstanding principal of the Notes pursuant to the Amendment Agreement in order to permit the Selling Stockholder to offer the shares for resale when and as it deems appropriate.

Below is basic information on the Notes (as amended) as of November 10, 2017. The Notes and amendments are set forth as exhibits (or hyperlinks) to this Registration Statement.

Issue Date	Maturity Date	Face Amount	Proceeds Received	Original Issue Discount	Outstanding Principal	Interest Rate
07/18/16	12/31/17	$75,000	$0[2]		$75,000	10%
07/18/16	12/31/17	$121,000	$110,000	$11,000	$121,000	10%
09/28/16	12/31/17	$550,000	$100,000	$10,000	$110,000	10%
02/16/17	2/16/18	$250,000	$227,273	$22,727	$250,000	10%
07/25/17	7/25/18	$550,000	$215,000	$21,500	$236,500 [3]	10%
					$792,500

_______________________________

2 Received by Selling Stockholder as consideration for entering into that certain Investment Agreement between the Company and Selling Stockholder dated July 18, 2016 (see Exhibit 10.3 herein).

3 This prospectus is only registering the Resale Shares underlying $154,000 of the outstanding principal of this Note.

The following table sets forth:

•the name of the Selling Stockholder;

•the number and percent of shares of our Common Stock that the Selling Stockholder beneficially owned prior to the offering for resale of the shares under this prospectus;

•the number of shares of our Common Stock that may be offered for resale for the account of the Selling Stockholder under this prospectus; and

•the number and percent of shares of our Common Stock to be beneficially owned by the Selling Stockholders after the offering of the Resale Shares (assuming all of the offered Resale Shares are sold by the Selling Stockholder).

As used in this prospectus, the term “Selling Stockholder” includes Tangiers Investment Group, LLC, its affiliates and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from the Selling Stockholder as a gift, pledge, or other non-sale related transfer.

The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock that the Selling Stockholder may offer under this prospectus. The Selling Stockholder may sell some, all or none of its shares in this Offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of Resale Shares.

This table is prepared based solely on information supplied to us by the Selling Stockholder and any other public documents filed with the SEC. The percentage of shares of Common Stock beneficially owned by the Selling Stockholder prior to the Offering is based on an aggregate of 58,500,000 shares of our Common Stock issued and outstanding as of November 10, 2017.

Except as noted herein, to our knowledge, the Selling Stockholder has never held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. To our knowledge, the Selling Stockholder is neither a broker-dealer nor affiliate of a broker-dealer. See “Plan of Distribution” for additional information about the Selling Stockholder and the manner in which the Selling Stockholder may dispose of its shares. Beneficial ownership has been determined in accordance with the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shares voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Our registration of these securities does not necessarily mean that the Selling Stockholders will sell any or all of the securities covered by this prospectus.

Because Selling Stockholder may or may not convert all or a portion of the Notes into Common Stock, the number of shares that may actually be sold by the Company under the Investment Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Name of Selling	Number of Shares of Common Stock Owned Prior to Offering (1)			Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Number of Shares of Common Stock Owned After Offering
Stockholder	Number		Percent	Prospectus	Number		Percent
Tangiers Investment Group, LLC (2)	3,600,000	(3)	6.2%	6,173,913	3,600,000	(4)	5.6%	(5)

(1) In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the Offering all of the shares that the Selling Stockholder may be required to purchase under the Investment Agreement, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Tangiers’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, the maximum dollar value of each put of Common Stock to the Selling Stockholder under the Investment Agreement is subject to certain agreed upon threshold limitations set forth in the Investment Agreement. Also, under the terms of the Investment Agreement, we may not issue shares of our Common Stock to Tangiers to the extent that Selling Stockholder or any of its affiliates would, at any time, beneficially own more than 9.99% of our outstanding Common Stock.

(2) The business address of Tangiers Investment Group, LLC is 2251 San Diego Ave., Suite B150, San Diego, CA 92110. Tangiers’s principal business is that of a private investment firm. We have been advised that Tangiers is not a member of FINRA, or an independent broker-dealer, and that neither Tangiers nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer.

(3) The number of shares of Common Stock beneficially owned by the Selling Stockholder prior to the Offering represents shares purchased by the Selling Stockholder on July 22, 2016. The amount excludes (i) shares issuable upon conversion of the Notes and (ii) 2,742,000 shares of Common Stock underlying warrants. Such derivative securities held by the Selling Stockholder are currently exercisable or exercisable within 60 days; however, the terms of each of the convertible notes and warrants provide that the Selling Stockholder may not convert or exercise such derivative securities to the extent that the Selling Stockholder would, at any time, beneficially own more than 9.99% of our outstanding Common Stock.

(4) Represents the number of shares that will be held by the Selling Stockholder after completion of the Offering based on the assumptions that (a) all shares of Common Stock registered for sale by this registration statement of which this prospectus is part will be issued and sold and (b) that no other shares of our Common Stock beneficially owned by the Selling Stockholders are acquired or are sold prior to completion of this Offering by the Selling Stockholder.

(5) In determining the percent of Common Stock beneficially owned by the Selling Stockholder following the Offering, (a) the numerator is the number of shares of Common Stock beneficially owned by the Selling Stockholder (excluding such number of shares set forth in Footnote 3 for the reasons stated therein), and (b) the denominator is 65,954,545 shares outstanding after this Offering based upon 58,500,000 shares of our Common Stock issued and outstanding as of November 10, 2017.

PLAN OF DISTRIBUTION

We are registering shares of Common Stock that have been or may be issued by us from time to time to Selling Stockholder through conversion of the Notes to permit the sale of the Resale Shares after the issuance thereof by the Selling Stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholder of the Resale Shares. We will bear all fees and expenses incident to our obligation to register the Resale Shares. These sales may be at fixed or negotiated prices; provided, however, until such time that our common stock is listed on a national securities exchange or is quoted on the OTCQB or OTCQX Marketplace, the Selling Stockholder may only sell the Resale Shares at prices between $0.15 and $0.30 per share.

The Selling Stockholder may decide not to sell any of the Resale Shares. The Selling Stockholder may sell all or a portion of the Resale Shares beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Resale Shares for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the Selling Stockholder may arrange for other broker-dealers to participate. Selling Stockholder may be deemed an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of Common Stock by the Selling Stockholder may also be deemed to be “underwriters,” and any profits on the sale of the shares of Common Stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling Stockholder has advised us that it will use an unaffiliated broker-dealer to effectuate all sales of the Resale Shares. To our knowledge, Selling Stockholder has neither entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the Resale Shares offered hereby, nor do we know the identity of the broker-dealers or market makers that may participate in the resale of the shares. Because Selling Stockholder and any broker, dealer or agent may be, deemed to be, an “underwriter” within the meaning of the Securities Act, Selling Stockholder and any other selling stockholder, broker, dealer or agent may be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of the Securities Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Exchange Act.

The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Resale Shares may be sold in one or more public or private transactions, at either fixed prices, at prevailing market prices at the time of the sale, at privately negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•in the over-the-counter market in accordance with the rules of OTC Markets Group;

•in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•an exchange distribution in accordance with the rules of the applicable exchange;

•privately negotiated transactions;

•broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•a combination of any such methods of sale; and

•any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell or transfer the Resale Shares under Rule 144 under the Securities Act, if available, rather than under this prospectus or by other means not described in this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Selling Stockholder has informed us that each such broker-dealer will receive commissions from Selling Stockholder which will not exceed customary brokerage commissions. Broker-dealers may agree with the Selling Stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in one or more transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above and pursuant to the one or more of the methods described above) at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:

•the name of any such broker-dealers;

•the number of shares involved;

•the price at which such shares are to be sold;

•the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•other facts material to the transaction.

Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Resale Shares. Pursuant to a requirement of FINRA, the maximum commission or discount and other compensation to be received by any FINRA member or independent broker-dealer shall not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

Under the securities laws of some states, the Resale Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Resale Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Stockholder will sell any or all of the Resale Shares registered pursuant to the Registration Statement, of which this prospectus forms a part.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the Resale Shares, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The Selling Stockholder and any other person participating in the sale or distribution of the Resale Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder (including, without limitation, Regulation M of the Exchange Act), which may restrict certain activities of, and limit the timing of purchases and sales of any of the Resale Shares by, the Selling Stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Resale Shares to engage in market-making and certain other activities with respect to the shares of Common Stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the Resale Shares in the market. All of the foregoing may affect the marketability of the Resale Shares and the ability of any person or entity to engage in market-making activities with respect to the Resale Shares.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

At any time a particular offer of the Resale Shares is made by the Selling Stockholder, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the SEC to reflect the disclosure of any required additional information with respect to the distribution of the Resale Shares. We may suspend the sale of shares by the Selling Stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

DESCRIPTION OF SECURITIES

General

The following summary includes a description of material provisions of our capital stock, however the description does not purport to be complete and is subject to, and is qualified by, our Articles of Incorporation and Bylaws, which are filed as exhibits to this Registration Statement of which this prospectus is a part.

Authorized and Outstanding Securities

We have the authority to issue up to 500,000,000 shares of Common Stock, $0.001 par value. As of November 10, 2017, there were 58,500,000 shares of Common Stock issued and outstanding.

Common Stock

The holders of our Common Stock are entitled to one vote per share on all matters requiring a vote of the stockholders, including the election of directors. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board in its discretion from funds legally available therefor, subject to preferences that may be applicable to preferred stock, if any, then outstanding. At present, we have no plans to issue dividends. See “Dividend Policy” for additional information. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our Common Stock for the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our Board of Directors.

The current and future holders of our Common Stock are entitled to receive dividends pro rata based on the number of shares held, when and if declared by our board of directors, from funds legally available for that purpose. Nevada Revised Statutes prohibits us from declaring dividends where, after giving effect to the distribution of the dividend, we would not be able to pay our debts as they become due in the ordinary course of business, or our total assets would be less than the sum of our total liabilities.

Our Articles of Incorporation and Bylaws do not contain provisions restricting our ability to pay dividends of our Common Stock.

Warrants

As of November 10, 2017, the following warrants are outstanding:

•Warrant to purchase up to 121,000 shares of our Common Stock at an exercise price of $0.50 per share (subject to adjustment upon the occurrence of certain events relating to a change in capital stock, including, but not limited to, in the case of stock splits, reclassifications or combination of common stock, and certain other business combinations) exercisable for a period of (5) years from the date of issuance on July 18, 2016;

•Warrant to purchase up to 121,000 shares of our Common Stock at an exercise price of $0.50 per share (subject to adjustment upon the occurrence of certain events relating to a change in capital stock, including, but not limited to, in the case of stock splits, reclassifications or combination of common stock, and certain other business combinations) exercisable for a period of (5) years from the date of issuance on September 28, 2016;

•Warrant to purchase up to 500,000 shares of our Common Stock at an exercise price of $0.15 per share (subject to adjustment upon the occurrence of certain events relating to a change in capital stock, including, but not limited to, in the case of stock splits, reclassifications or combination of common stock, and certain other business combinations) exercisable for a period of (5) years from the date of issuance on February 15, 2017; and

•Warrant to purchase up to 2,000,000 shares of our Common Stock at an exercise price of $0.001 per share (subject to adjustment upon the occurrence of certain events relating to a change in capital stock, including, but not limited to, in the case of stock splits, reclassifications or combination of common stock, and certain other business combinations) exercisable for a period of (5) years from the date of issuance on February 16, 2017.

Each of the foregoing warrants are held by the Selling Stockholder and include a beneficial ownership limitation whereby the Selling Stockholder shall not have the right to exercise any portion of such warrants to the extent that after giving effect to such issuance after the exercise, the Selling Stockholder would beneficially own in excess of 9.99% of the total number of shares of our Common Stock outstanding immediately after the issuance of shares upon exercise of such warrants.

Options

The Company presently has no options outstanding.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares of our Common Stock or the availability of shares of our Common Stock for sale will have on the market price of our Common Stock prevailing from time to time. Future sales of our Common Stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. The availability for sale of a substantial number of shares of our Common Stock acquired through the exercise of outstanding warrants could materially adversely affect the market price of our Common Stock. In addition, sales of our Common Stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of the company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then outstanding shares of common stock, or (2) if and when the Common Stock is listed on a national securities exchange, the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales of shares held by our affiliates that are not “restricted” are subject to such volume limitations, but are not subject to the holding period requirement. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about our company. A person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least one year, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

We cannot estimate the number of shares of our Common Stock that our existing stockholders will elect to sell under Rule 144.

Anti-Takeover Effects of Nevada Law and Our Charter Documents

Certain provisions of Nevada law and our Articles of Incorporation and Bylaws could make more difficult the acquisition of us by means of a tender offer or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.

Transfer Agent

The transfer agent for our Common Stock is Action Stock Transfer at 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, UT 84121. The transfer agent’s telephone number is (801) 274-1088.

DESCRIPTION OF THE BUSINESS

Overview

We are a start-up, exploration mining company whose purpose is to explore mineral properties which, hopefully, will contain lithium and other economic minerals. We were incorporated under the laws of the State of Nevada on October 6, 2011 for the purpose of acquiring rights to mineral properties with the eventual objective of being a producing mineral company, if and when it ever occurs.

We have limited operating history and have not yet generated or realized any revenues from our activities. We performed limited exploration work on our former property, the Leomary Gold Claim located in the Dominican Republic. To date we have not performed any exploration work on our mineral claim called the Mogollon located in the Dominican Republic and we do not intend at this time to do so.

On January 10, 2012, we incorporated a wholly-owned subsidiary under the laws of the Dominican Republic named "Oroplata Exploraciones E Ingenieria, Orexi, SRL" (“Oroplata Exploraciones”) in order to hold the mineral rights to a claim named "Leomary Gold Claim" consisting of 4,500 mining hectors (approximately 11,100 acres) located in the province of Monseñor Nouelan, municipality of Bonao. After performing limited exploration work, in September 2014, we lost the rights to the Leomary Gold Claim.

We subsequently acquired rights to a new mineral claim in the Dominican Republic called Mogollon (the “Mogollon Claim”) whereby the Company paid $10,000 for the rights to the minerals on the Mogollon Claim and for the completion of a geological report thereon. To date we have not performed, and do not expect to perform in the future, any exploration on the Mogollon Claim. Furthermore, management is currently investigating whether we have any remaining rights in any mineral claims located in the Dominican Republic.

On June 1, 2016, we entered into a Mineral Claim Purchase Agreement with Plateau Ventures LLC., a Utah corporation (“PVL”) to acquire five hundred (500) lithium mineral claims, totaling 10,000 acres, called the Western Nevada Basin, situated in Railroad Valley in Nye County, Nevada (the “WNB Clto veaim”). In the second half of 2016, we engaged experts to evaluate the region and the WNB Claim to target on-site exploration efforts and determined that 304 claims of the WNB Claim were appropriate for the Company’s planned exploration, which we expect to begin in the first half of 2018. From the 304 Claims, 44 were rejected by the BLM for various reasons. The Company reviewed the rejected claims and determined that they were not material to the Company’s planned exploration and therefore did not appeal the rejection.

We have two wholly-owned subsidiaries: Oroplata Exploraciones, which was incorporated under the laws of the Dominican Republic on January 10, 2012; and Lithortech Resources Inc., which we incorporated under the laws of Nevada on August 8, 2016.

We own no real estate, other than the mineral rights to the Mogollon concession located in the Dominican Republic (which Oroplata is investigating) and the Nye County properties located in Nevada, United States.

Oroplata has not earned any revenues to date and we do not anticipate earning revenues until such time as we have undertaken sufficient exploration work to identify an ore body. Exploration work will take a number of years and there is no certainty we will ever reach a production stage. Our Company is considered to be in the exploration stage due to not having done exploration work which would result in a development decision.

As of June 30, 2017, we had $33,755 in cash on hand and current liabilities of $959,895 resulting in a working capital deficit of $926,140.

Oroplata's Main Product

Oroplata's main product will be the sale of Lithium Carbonate or Lithium Hydroxide that can be extracted from its Western Nevada Basin Project once the claim has been explored. Since the Western Nevada Basin has yet to be explored by us, we have yet to find an ore body and therefore cannot sell any ore.

Entrance into Mineral Claim Purchase Agreement with Plateau Ventures LLC

On June 1, 2016, the Company entered into Mineral Claim Purchase Agreement (the “Agreement”) with Plateau Ventures LLC., a Utah corporation (“PVL”). Pursuant to the Agreement, upon the satisfaction of various closing conditions, PVL will sell to the Company the title to five hundred (500) lithium mineral claims, called the Western Nevada Basin, situated in Railroad Valley in Nye County, Nevada (the “WBN Claims” or “Claims”).

The terms of the Agreement are as follows:

Purchase Price: As consideration for the sale of the Claims, the Company shall:

i.Issue sixteen million (16,000,000) shares of common stock to PVL or its designee(s);

ii.Pay PVL one hundred thousand dollars ($100,000); and

iii.Pay PVL a royalty equal to two percent (2%) of the Net Smelter Returns (“NSR”) from the production or sale of Minerals from the Property. The Royalty may be reduced to one percent (1%) of NSR with payment of one million dollars ($1,000,000) to PVL at any time prior to commencement of commercial production.

Expenditures:

i.The Company paid seventy-seven thousand, five hundred dollars ($77,500), or $155 per claim, to the US Bureau of Land Management; and

ii.Shall pay annual maintenance fees as applicable.

The Company has full entitlement to the Claims as all filing requirements have been processed and accepted by the Bureau of Land Management (BLM) in Nevada. The Company is required to make payments of $155 per claim for the BLM maintenance fee, on September 1, each year to maintain the claims. Although no assurances can be made, the Company believes it will be compliant with all BLM procedures. In the second half of 2016, we engaged experts to evaluate the region and the Claims to target on-site exploration efforts and determined that 304 Claims were appropriate for the Company’s planned exploration, which we expect to begin in the first half of 2018. From the 304 Claims, 44 were rejected by the BLM for various reasons. The Company reviewed the rejected claims and determined that they were not material to the Company’s planned exploration and therefore did not appeal the rejection. In August 2017, the Company paid the BLM $42,060 to secure those 260 Claims.

Plans for the WNB Claims:

If we are successful in acquiring full entitlement of the remaining WNB Claims, we expect to initiate an exploration program during the first half of 2018. The results of the initial exploration program will dictate subsequent work on the property.

Market and Industry

Lithium is extracted from primarily two sources: pegmatite crystals and lithium salt from brine pools. Currently the world’s five top producers of Lithium are Australia, Chile, China, Argentina and Zimbabwe.

In 2015 worldwide production totaled approximately 33,600 metric tons, with the top 3 countries contributing roughly 89% of the global production. Most of the world’s lithium supply is produced by three companies: FMC Corp., Sociedad Quimica y Minera de Chile (SQM) and the Albemarle Corporation.

Much of the current production of Lithium (i.e. Australia) is from conventional mining techniques of ancient Precambrian rocks containing Lithium ore which is crushed and fed into capital intensive processing plants which upgrade the lithium mineral using gravity, flotation, magnetic and roasting processes.

Alternatively Lithium production from Chile and Argentina uses a much less capital intense method. Lithium is located beneath flat, arid salt flats. The Lithium is leached from nearby source rocks and becomes concentrated in salty brines just under the surface.

Here Lithium enriched brines are pumped up to settle on hundreds of shallow surface evaporation pools which produces a thicker Lithium rich liquid. That liquid is treated with sodium carbonate, precipitating lithium carbonate.

Lithium (Li) is a soft silver-white metal. With an atomic number of 3, it is the lightest of the metals, only the gases Hydrogen (atomic number 1) and Helium (atomic number 2) are lighter.

Light weight Lithium has many applications but the metal is a perfect replacement of the much heavier Nickel used in most large batteries. Lithium batteries also have a high charge density, a longer life and lithium-ion batteries are rechargeable.

The Lithium market has typically been dominated by the ceramic and medical sectors, however, 2015 presented a marked change in the market as the demand for Lithium for the battery market outstripped any other sector.

At the moment, the main lithium-ion battery-makers are Samsung and LG of South Korea, Panasonic and Sony of Japan, and ATL of Hong Kong. But China, also has many battery- factories being built which will further its demand for lithium.

Lithium is not traded publicly – and is usually distributed in a chemical form such as lithium carbonate (Li2CO3) – instead it's sold directly to end users for a negotiated price per ton of Lithium carbonate. Recently that price has spiked, exceeding expectations and is projected to rise.

General Market Analysis

Lithium-ion batteries have become the rechargeable battery of choice in cell phones, computers, electric cars and now larger scale electric storage. The growth in demand for lithium batteries is predicted to far outpace lithium production in the coming decade; in particular, Lithium-ion batteries for the automotive industry is expected to advance demand to nearly unserviceable levels.

Recently Japan and South Korea have both recorded high levels of Lithium-ion battery exports in 1-H of 2016 as auto companies’ ramp up battery consumption to power all-electric vehicle offerings. Lithium ion battery shipments from Japan, the world’s leading producer topped 33,500 tonnes in 1-H of 2016, an increase of 31% year to year.

Goldman Sachs predicted that the market consumption could very well triple from the current production by 2025. Just a 1% increase of Electric Vehicles hitting the market could increase lithium demand by roughly half of the current production of lithium today.

SQM’s CEO Patricio de Solminihac said in a 2015 interview with Benchmark Mineral Intelligence that the company could increase production within 12 months, if necessary, to meet higher demand.

FMC and Albemarle have decided not to wait. FMC announced in May it would triple its production of lithium hydroxide by 2019, increasing to 30,000 tonnes from 10,000. Albemarle also announced it would be increasing production of lithium carbonate to 70,000 tonnes from 24,000 over 27 years.

Tesla’s mile long Gigafactory is expected to start producing powerful Lithium-ion batteries in 2017 with their partner Panasonic. The Gigafactory will supply batteries for the 500,000 cars Tesla hopes to produce by the end of the decade, as well as to power homes. This is no one shot, Chrysler, Dodge, Ford, GM, Mercedes-Benz, Mitsubishi, Nissan, Saturn, Tesla and Toyota have all announced plans to build lithium-ion battery powered cars.

Preorders of the new Tesla model 3 have sold out to 400,000 and production is starting 2 years ahead of schedule. Elon Musk has stated that Tesla will have to acquire the entire lithium market to meet the current demands.

Thus, the global lithium market is approaching a major shortage, which has made it the world’s hottest commodity and mineral explorers have launched a frantic effort to locate and bring new supply to a hungry marketplace.

Lithium brine exploration and development has proven to be much more cost effective and faster to be put into production than the hard rock mine counterparts.

Lithium brine deposits are considered placer deposits and are easier to permit. Brine is also a liquid which means that drilling to find it is more akin to drilling for water. It’s also typically located relatively close to surface, which limits the amount of meters drilled. Once a Lithium Brine is found, the continuity is more straightforward to understand and quantify.

As the brines are found in large flat areas, the construction of numerous flat evaporation pools or direct solvent extraction can be achieved at relatively low cost. Environmental impact is minimized as the excess residual brines can be pumped back into the salt flats.

Competition

Oroplata has to compete with other companies searching for minerals in Nevada and seeking financing for the development of their specific properties. Often, not in all cases, these other mineral companies are better financed, have properties which have had sufficient exploration work done on them to warrant a future investor to consider investing in their company rather than ours. There are only a limited number of investors willing to invest in a company which had no proven reserves and has just started its exploration work. These other mineral exploration companies might induce investors to consider their properties and not ours. Hence, any additional funds they receive will be directed to the future exploration work on their properties whereas our company might be strapped for funds and unable to do any worthwhile exploration work on the Western Nevada Basin claim. We might never be able to compete against these other companies and hence never bring the Western Nevada Basin project into a stage where a production decision is to be made. In addition, we will have to compete with both large and small exploration companies for other resources we will need; professional geologists, transportation to and from the Western Nevada Basin Project, materials to set up a camp if required and supplies including drill rigs.

Patents and Trademarks

Oroplata does not have any patents or trademarks

Employees

Other than our Board of Directors and Chief Executive Officer Douglas Cole, who are engaged by the Company as consultants, we do not have any employees. Our officer devotes approximately 40 hours a month to our operations but will increase the number of hours when an exploration program is undertaken on our mineral properties.

Address and Telephone Number

Our executive office is located at 930 Tahoe Blvd., Suite 802-16, Incline Village, NV 89451, and our phone number is (775) 473-4744. Our website, www.oroplataresourcesinc.com, contains a description of our company, but such website and the information contained on our website should not be viewed as part of this Prospectus.

DESCRIPTION OF PROPERTIES

DESCRIPTION OF PROPERTIES

The Western Nevada Basin (WNB) Property is located in east central Nye County, Nevada (Figure 1) approximately 93 miles northeast of the county seat of Tonopah, NV, the major commercial center for the region; 56 miles southwest of the town of Ely, NV and 120 miles northeast of the village of Silver Peak the only currently operating Lithium producer in the State.

Figure 1. Location Map. The Western Nevada Basin Project is located within the central portion of the Railroad Valley playa about approximately 169 miles north-northwest of Las Vegas, NV and 234 miles east-southeast of Reno, NV.

Highway 6
Competitor
(BLM RECORDS)
Private Lands
& Minerals
Oroplata
Claim Block
Area of Interest
N
W
E
S
0
Scale in Miles
5

(Figure 2). The Western Nevada Basin Property covers just over 6,000 acres. It consists of a total of two hundred sixty (260) placer claims (Figure 2). Each claim covers approximately 20 acres and was laid out by aliquot parts as required by the Bureau of Land Management.

Lithium is a locatable mineral according to the Code of Federal Regulations. Rights to Lithium are to be held by lode claims where it occurs in bedrock and by placer claims where it occurs in sediments. A body of legal precedence set during the original development of lithium brines in the area provides that lithium in valley sediments by nature of the unconsolidated host rock are staked by and produced from placer claims.

The WNB project is held by 260, 20 acre placer claims, which are located on public Federal lands managed by the Bureau of Land Management. The placer claims are located on U.S. Surveyed lands and fit to aliquot parts.

In Nevada the claim staking procedure requires recording documents with both the county Recorder’s Office and then with the state Bureau of Land Management office. Claims must be held by posts at the claims four corners and Notice of Location which describe the claims legal description of location and owner. The claims are required to be recorded at the county courthouse within the proper jurisdiction within 90 days from the staking date.

Placer claims on Federal lands are held to a September 1 to August 31 assessment year when Intent to Hold or Proof of Labor documents need to be filed with the county for the annual assessment work. The pertinent documents are filed with the Nye County Recorder’s Office.

The claims were staked by the third Party, Plateau Ventures LLC of Moab Utah and official rights to the claims by Oroplata is subject to Quit Claim Deed Transfer Approval by BLM. Oroplata, through its 100% owned subsidiary, Lithortech Resources, Inc., received full entitlement to the Western Nevada Basin property by way of the Quit Claim Deed on January 2, 2017. The signed and approved Quit Claim Deed document is attached.

The current annual maintenance fee is $155 per 20 acre (or a portion thereof) placer claim (http://www.blm.gov/ca/st/en/info/iac/miningfacts.html). Payment of those fees allows the claim to stay on the BLM active data base. Non-payment results in the claims moving to ‘closed’ status. Before August 31st each year, a payment of $155 per claims is made to the BLM to hold the claims in good standing for the following assessment year. The total cost for the 260 WNB Claims was $42,060. In August 2017, the Company paid $42,060 to the BLM to for 260 Claims.

When fees are paid a claim is deemed ‘active’. Active and approved claims are listed and can be viewed on the BLM interactive website LR2000 (http://www.blm.gov/lr2000/)

Before October 31st of each year, it is necessary to make a payment to the county of $10 per claim to file an affidavit of assessment fees paid and notice of intent to hold the claims into the next assessment year. The total cost for the current 260 WNB claims is $2,600.

As public lands, there is right of free access and both surface and mineral rights are held by the Federal government. Public records (Management, Bureau of Land) show no military withdrawals or Areas of Critical Environmental Concern. The Railroad Valley Wildlife Management Area is located to the west of the WNB claim boundary and has no effect on any planned work on the WNB claim area.

There is free access to the Federal land in Railroad Valley and there are no restrictions on casual prospecting. New exploration drilling will trigger a permitting process. There are two major levels of permitting: Notice of Intent (NOI) and Plan of Operations (POO). Historically, if the proposed disturbance was less than 5 acres or 1,000 tons, then the work can proceed under a NOI if there are no complications such as ancient ruins or endangered species. Application for a NOI is relatively simple with requirements like bonding the access route and re-seeding afterwards. A NOI is valid for two years and may be renewed on a two year basis. Maintaining it requires maintaining bonds and seeding disturbed areas when the work is complete. A POO is more complicated with requirements like an archeological survey, environmental assessment, etc. The BLM may respond within 15 days to a NOI application whereas a POO may require several months to years for final acceptance.

Any drilling planned will require a NOI filed with the Tonopah office of the BLM. To the best of the Company’s knowledge, there are no known environmental liabilities to which the property is subject or other significant factors and risks that may affect access, title, or the right or ability to perform work on the property.

Accessibility

The main route of access to the WNB project is Nevada State U.S. Route 6 which provides all year access to Railroad Valley and the project area. U.S. Route 6 provides direct access to the two nearby commercial centers; Tonopah, located southwest of the project at the junction of Routes 6 and 95, approximately 90 minutes away, and Ely, a slightly larger commercial center with a population of over 4,200 approximately, located northeast of the project approximately 60 minutes away. US Highway 95 is the main highway linking Las Vegas and Reno, the two largest metropolitan areas in Nevada.

Climate

Railroad Valley is in the rain shadow of the Sierra Nevada Mountains. The region is arid to almost semiarid. Winters are cold while summers are hot. Average annual precipitation is approximately 5 inches; however, variations occur at differing altitudes.

Exploration can be conducted year around.

Local Resources

The Railroad Valley contains several small communities; which include Currant, Crows Nest, Green Springs, Lockes, and Nyala. Electrical power is available within the valley area.

The larger population centers of Ely and Tonopah are connected via U.S. Route 6 to the project area. Tonopah has a population of approximately 2,500 and is the governmental center for the region. Ely has a population of approximately 4,250 and is the closest commercial center. Groceries, hardware, a bank and a choice of motels and restaurants are available in both Ely and Tonopah.

The area has a long history of mining. Mining personnel can be sourced mostly from the larger towns of Tonopah or Ely.

Infrastructure

A reasonable network of 4x4, graded and paved roads connects the claim area to the rest of Nevada. Electrical power is available at several sites throughout the valley and could easily provide power to any operation at the project area. The nearest rail and large commercial airline service is to Las Vegas, NV approximately 169 miles to the south.

Physiography

Railroad Valley is one of the longest topographically closed drainage basins in Nevada, extending more than 110 miles in a north-south direction and up to 20 miles wide. The Valley is one of the Central Nevada Desert Basins in the Tonopah Basin. The southern end of the valley begins near Gray Top Mountain (7,036 feet) and stretches north all the way to Mount Hamilton (10,745 feet). The mountain masses are dominated by the White Pine, Grant and Quinn Canyon ranges east of the valley.

Railroad Valley comprises and an area of approximately 2,750 square miles. Two playa areas occur within the valley. The Property is located on the huge Northern Playa on the valley floor at elevations generally of 4400 – 4700 feet. The valley floor is characterized by subdued topography with washes eroding into slightly older valley-fill sediments.

The claims are located on the playa and vegetation is scarce. There is sufficient surface area for recovery facilities within the claim group. Water in the basin is unallocated, which is an advantage for processing in the future.

Geologic Setting

The claims are located in the Basin and Range physiographic province which stretches from southern Oregon and Idaho to Mexico. It is characterized by extreme elevation changes between mountains and flat intermountain valleys or basins.

Plate tectonics powered by crustal spreading broadly generates two types of forces: compression as plates are moved together and extension as those forces relax. Compression was the dominant geologic force affecting the western United States beginning about 200 million years ago as the Pacific Ocean plate moved eastward under the North American continent. Those forces compressed the overlying pile of sedimentary rocks accumulated over hundreds of millions of years into a thick stack reaching up to elevations of 10 – 14,000 feet, similar to the altiplano of Mexico and South America which formed at the same time from similar forces. That highland plateau stretched west – east from the Sierra Nevada Mountains in California to the Wasatch Range in Utah.

Extension became the dominant force beginning in the Eocene - Oligocene epochs approximately 55 to 25 million years ago. Also, the relative movement of the tectonic plates changed about 30 million years ago with the movement becoming more oblique to the continent. That relaxed the compressional forces and also tended to ‘tear’ the crust apart, creating diagonal extensions.

The resulting compressional and extensional tectonics have created throughout Nevada a classical Basin and Range province consisting of narrow, N- to NE-trending, fault block mountain chains separated by flat, linear valleys. This geological pattern is repeated across the State and has created a number of currently arid, ‘trapped’ or closed basins with respect to drainage that have the potential of containing Lithium Brine deposits.

Geology of Lithium Brines

Lithium brine deposits are accumulations of saline groundwater that are enriched in dissolved lithium. All producing lithium brine deposits share a number of first-order characteristics: (1) arid climate; (2) closed basin containing a salt flat (Playa or Salar); (3) tectonically driven subsidence; (4) associated igneous or geothermal activity; (5) suitable lithium source-rocks; (6) one or more adequate aquifers; and (7) sufficient time to concentrate a brine.

The single most important factor determining if a nonmarine basin can accumulate lithium brine is whether or not the basin is closed.

Lithium enriched brines are formed by complex and multiple processes of evaporation, re-mobilization, and salt and lithium clay dissolution and precipitation. In essence, lithium is liberated by weathering or derived from hydrothermal fluids from a variety of rock sources within a closed basin where Lithium, a lightweight element, cannot escape.

Lithium is highly soluble and, unlike sodium (Na), potassium (K), or calcium (Ca), does not readily produce evaporite minerals when concentrated by evaporation. Instead it ends up in residual brines in the shallow subsurface. Economic brines have Li concentrations in the range of 200 to 4,000 milligrams per liter (mg/l). 1 mg/l = 1 ppm.

Clayton Valley contains the only currently producing Lithium Brine project in Nevada. Production has been on-going since 1967. The production at Clayton Valley is located approximately 120 miles west of the Railroad Valley. Evidence from Clayton Valley suggests that felsic vitric tuffs are a particularly favorable primary source of Lithium as well, uplifted Neogene lake beds from earlier in the basin’s history, which have been altered to hectorite, may provide a source of Lithium.

Geology of Railroad Valley

Railroad Valley has produced about 44 million barrels of oil (MMBO) from nine fields and has been extensively studied to determine relations between structure and oil production. Several interpretations of basin configuration have evolved, based on improved seismic acquisition and processing and better understanding of deformation styles and kinetics.

Oil was first discovered at Railroad Valley by Shell Oil in 1954. The discovery well reached a depth of 10,360 feet before being completed at a productive interval between 6,450 and 6,730 feet. The valley fill is essentially wedge shaped with the wedge increasing in thickness from west to east. A low-angle attenuation fault has been reported to underlie Railroad Valley which has been interpreted to be a result of asymmetric arching rather than a series of down-to-the-west high-angle normal faults.

The stratigraphy of the valley is known to contain Paleozoic platform carbonate rocks, Tertiary volcanic rocks, and Tertiary lacustrine sediments. In comparison to Clayton Valley, the Railroad Valley has a large endowment of Neogene volcanic flows and tuffaceous rocks.

Oil exploration has reported a number of laterally continuous thick Brine horizons throughout Railroad Valley. Sampling for Lithium from the brines was not conducted by the oil industry. Good reservoir rocks for oil may not represent good reservoir hosts for Lithium. The underlying brine-waters of the Railroad Valley were at one time examined as a potential reservoir for Las Vegas.

Volcanic rocks form a large part of the Neogene rock sequence: ash-flow tuffs and basalt flows from major calderas in eastern and central Nevada. Thickness of the volcanic section can vary greatly because of Neogene erosion and faulting. The thickness of ash flow tuffs in Railroad Valley can range from less than 1,000 ft to more than 3,000 ft. These rocks have shown good porosity and may represent an enormous source for Lithium.

Tertiary lacustrine formations consists of varying proportions of fresh-water carbonate, shale, sandstone, and volcanic debris. To date, oil production from Tertiary lacustrine reservoirs is limited, but there is production from the Sheep Pass Formation in the Eagle Springs field, and formerly there was production from Currant field; both in Railroad Valley.

The northern Playa area of Railroad Valley contained a large lake during the Pleistocene Epoch, more than 7,000 years ago. The lake has subsequently evaporated within the valley; however, at one point it reportedly covered an area of over 525 square miles and attained a maximum depth of 315 feet.

The large Railroad Valley north playa today is partly covered by young erosional alluvium.

Mineral Resources and Mineral Reserves

The Railroad Valley has demonstrated enrichment in lithium in the nearby dry sediments as evidenced from the NURE sample database from the U.S. Geologic Survey. However, the project is at an exploration stage. There are no lithium brine mineral resources or reserves for the property.

Exploration and Development

A proposed budget of US$800,000 for a 2018 Phase One exploration program is shown in the following table. Any subsequent work would be contingent upon favorable results from the program and would fall under a separate future budget.

2018
Office and Exploration Expenditures
• General and Administrative	55,000
• Staking, Surveying and Land Admin	30,000
• Drilling and Mobilization	540,000
• Assaying and Shipping	20,000
• Geologic team & Field Personnel	75,000
• Vehicles, Travel & Field Supplies	30,000
• Contingency	50,000

Total Short Program Budget	800,000

The work would consist of direct sampling and analysis of Lithium both laterally and vertically across the project area from both volcanic horizons and underground Brines contained within the Playa. Drilling and mobilization represent the largest costs of the program. Every effort would be made to minimize costs and maximize the sampling of brine from either re-entry and perforation of ‘shut-in’ oil wells or testing of current water wells in the project area.

Exploration Time Table

The work for the Phase One exploration program will be designed over the following 4 to 5 months. Surficial sampling will be performed from February to March and Drilling and sampling from April to June. Analytical analysis will follow each program.

Mogollon Mineral Property

Prior to June 1st, 2016, Oroplata Resources, Inc. was engaged in the exploration and development of the Mogollon gold concession located in the province of San Juan, in the Dominican Republic. The Mogollon gold project was without known resources or reserves.

Other than obtaining the mineral rights to the Mogollon claim and having a geologist prepare a report on the claim no exploration work was undertaken.

Presently the Company is engaged in the exploration and development of Lithium projects and is not considering pursuing any further expenditures or exploration on the Mogollon claim. Furthermore, the Company is investigating whether has any rights remaining in the Mogollon claim.

Other Mineral Properties

We are not contemplating any other mineral properties at this time

LEGAL PROCEEDINGS

In the ordinary course of business, we may be involved in legal proceedings from time to time. As of the date hereof, except as set forth herein, there are no known legal proceedings against the Company. No governmental agency has instituted proceedings, served, or threatened the Company with any complaints.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock are eligible for quotation on the OTC Markets Group under the symbol “ORRP.” However, our shares do not trade other than on an extremely limited and sporadic basis. The following table sets forth for the periods indicated the range of high and low bid quotations per share as reported on the OTC Markets Group since the first period for which figures are available. These quotations represent inter-dealer prices, without retail markups, markdowns or commissions and may not necessarily represent actual transactions. Our shares of common stock first began trading on February 1, 2016.

	High	Low
Year 2017
Fourth Quarter	$0.18	$0.095
Third Quarter	$0.335	$0.095
Second Quarter	$0.35	$0.1586
First Quarter	$0.55	$0.16

Year 2016
Fourth Quarter	$1.90	$0.21
Third Quarter	$1.65	$0.25
Second Quarter (beginning February 1, 2016)	$0.50	$0.35
First Quarter	$-	$-

On November 10, 2017, the closing price of our Common Stock as reported by the OTC Markets Group was $0.106 per share.

Holders

As of November 10, 2017, we have approximately 29 shareholders including our directors and officers. One such holder is Cede & Co., a nominee for Depository Trust Company, or DTC. Shares of Common Stock that are held by financial institutions as nominees for beneficial owners are deposited into participant accounts at DTC, and are considered to be held of record by Cede & Co. as one stockholder.

Dividends

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our Board of Directors. The Nevada Revised Statutes, however, prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

•we would not be able to pay our debts as they become due in the usual course of business; or

•our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution, unless otherwise permitted under our Articles of Incorporation.

Securities Authorized for Issuance under Equity Compensation Plans

There are no shares being offered pursuant to an employee benefit plan or a dividend reinvestment plan as no such plans exist. We have not approved such compensation plans. We expect to develop an employee benefit plan sometime in 2017 but have not considered what will be the substance of such plan.

Penny Stock Regulations

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our Common Stock, when and if a trading market develops, may fall within the definition of penny stock and be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 individually, or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

Corporate Information

We were incorporated on October 6, 2011 under the laws of the State of Nevada. Our fiscal year ends September 30 of each year. Our principal executive office is located at 930 Tahoe Blvd., Suite 802-16, Incline Village, NV 89451 and our registered agent's office is located at 1802 N Carson Street, Ste 206, Carson City, Nevada 89701. Our telephone number is (775) 473-4744 and our e-mail address is “info@oroplataresourcesinc.com”. Our website address is www.oroplataresourcesinc.com. The information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus and should not be considered a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Transfer Agent

The transfer agent for our common stock is Action Stock Transfer at 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, UT 84121. The transfer agent’s telephone number is (801) 274-1088.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the nine months ended June 30, 2017 and 2016 and for the fiscal years ended September 30, 2016 and 2015 should be read in conjunction with the financial statements and related notes and the other financial information that are included elsewhere in this Prospectus. This discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclaim any obligation to update forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Note Regarding Forward-Looking Statements and Business sections in this Registration Statement. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this Prospectus and other filings with the SEC, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “project,” “forecast,” “may,” “should,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update or revise any of the forward-looking statements after the date of this Prospectus to conform forward-looking statements to actual results. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to, uncertainties associated with the following:

•Inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement our business plans;

•Our failure to earn revenues or profits;

•Inadequate capital to continue business;

•Volatility or decline of our stock price;

•Potential fluctuation in quarterly results;

•Rapid and significant changes in markets;

•Litigation with or legal claims and allegations by outside parties; and

•Insufficient revenues to cover operating costs.

The following discussion should be read in conjunction with the financial statements and the notes thereto which are included in this Prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ substantially from those anticipated in any forward-looking statements included in this discussion as a result of various factors.

RESULTS OF OPERATIONS

THREE AND NINE MONTHS ENDED JUNE 30, 2017 AND 2016

Oroplata has not realized any revenue from its exploration activities on the Mogollon concession or the Nye County properties and it is extremely doubtful that the mineral property will be able to produce any revenue for many years. Without an ore reserve, Oroplata cannot seek substantial investors to further fund the Company so that production can be achieved. Not until commercial production is realized will Oroplata have any chance of recognizing any form of revenue.

Results of Operations

Revenues

Three and Nine months ended June 30, 2017 and 2016

During the three and nine months ended June 30, 2017 and 2016, the Company has not realized any revenues.

Expenses

Three months ended June 30, 2017 and 2016

During the three months ended June 30, 2017, the Company incurred of $143,254 of operating expenses compared to $27,082,217 during the three months ended June 30, 2016. The decrease is due to an impairment loss of $27,051,848 during fiscal 2016 for the impairment of the acquisition cost of the Nye County property offset by an increase in operating expenses due to the increase in operating activity during the current fiscal year which included $53,600 of payroll expenses to employees at Lithortech, a wholly-owned subsidiary of the Company, and an increase in day-to-day operating costs.

In addition to operating expenses, the Company incurred interest and accretion expense of $92,673 during the three months ended June 30, 2017 compared to $nil during the three months ended June 30, 2016. The increase is due to the issuance of convertible notes to fund the Company’s operations which resulted in the recognition of interest expense for the notes outstanding as well as accretion expense for the beneficial conversion feature of the convertible notes.

Net Loss

During the three months ended June 30, 2017, the Company incurred a net loss of $235,927 or $nil loss per share compared to a net loss of $27,082,217 or $0.68 loss per share during the three months ended June 30, 2016.

Nine months ended June 30, 2017 and 2016

During the nine months ended June 30, 2017, the Company incurred operating expenses of $2,024,376 compared to $27,108,588 for the nine months ended June 30, 2016. The decrease is due to an impairment loss of $27,051,848 during fiscal 2016 for the impairment of the acquisition cost of the Nye County property offset by an increase in operating expenses including $600,000 of exploration costs for the issuance of 2,000,000 common shares for a fair value of $600,000 to remove the net smelter return of the Nye County properties. The remaining amount was related to general and administrative expense which was a result of increased operating activity including the issuance of a convertible note for $75,000 for a commitment fee, stock-based compensation for share purchase warrants of 500,000 warrants with an exercise price of $0.15 and 2,000,000 warrants with an exercise price of $0.001 (issued in conjunction with the cancellation of 2,000,000 common shares) with a fair value of $652,977. Furthermore, during the period, the Company issued 300,000 common shares for investor relation services with a fair value of $87,000, 500,000 common shares for consulting services with a fair value of $130,000, and 300,000 common shares for legal services with a fair value of $75,000. In addition to share-based compensation, the Company also incurred management fees of $60,000 to the former Chief Executive Officer and Director of the Company, $24,000 to the current Chief Executive Officer and Director of the Company, $115,495 of consulting fees to consultants for services, $10,500 of investor relation services, $36,000 of professional fees for accounting, audit, and legal services, and $64,000 of payroll costs relating to operating activity of its wholly-owned subsidiary, Lithortech Resources. During the comparative nine month period ended June 30, 2016, the Company incurred no exploration costs and $56,740 of operating expenses which consisted primarily of professional services for the Company’s SEC filing requirements and day-to-day operating costs which were minimal given that the Company had limited operations and cash flows.

In addition to operating expenses, the Company incurred interest and accretion expense of $234,101 with respect to outstanding loans and convertible notes payable issued and outstanding and settled $60,000 of outstanding accounts payable with the issuance of 400,000 common shares with a fair value of $96,000 which resulted in a loss on settlement of debt of $36,000. Comparatively, the Company had no outstanding loans and convertible debts during the nine month period ended June 30, 2016 and did not settle any outstanding accounts payable with the issuance of common shares.

Net Loss

During the nine months ended June 30, 2017, the Company incurred a net loss of $2,294,477 or $0.04 loss per share compared to a net loss of $56,740 or $nil loss per share during the nine months ended June 30, 2016.

Liquidity and Capital Resources

At June 30, 2017, the Company had cash and total assets of $33,755 compared to $90,040 as at September 30, 2016. The decrease in cash and total assets were due to the use of cash at a higher rate than funding, as the Company currently earns no cash from operations and is reliant on cash received from financing activities until such time that the Company earns revenue from its operating activities.

The Company had total current liabilities of $959,895 at June 30, 2017 compared to $306,033 at September 30, 2016. The increase in current liabilities is due to a $52,486 increase in accounts payable and accrued liabilities for outstanding day-to-day operating costs for which the Company has not repaid, $45,100 increase in amounts due to related parties for unpaid management fees, and $281,344 increase in the carrying value of convertible notes payable which is due to an increase in the overall issuance of convertible notes payable from $231,000 of notes issued as at September 30, 2016 to $556,000 of notes issued as at June 30, 2017, and $274,932 increase in note payable as the note has been reclassified to current liabilities as it is due within 12 months of the reporting date.

As at June 30, 2017, the Company had a working capital deficit of $651,208 compared to a working capital deficit of $215,993 at September 30, 2016. The increase in the working capital deficit was due to the fact that the Company financed its operating costs, including acquisition of mineral properties, through the issuance of shares of its common stock, loans and notes payable and did not earn any cash flow from operating activities.

In addition, as at June 30, 2017, the Company also has $274,932 of outstanding notes payable, which are unsecured, bears interest at 2.5% per annum, and is due June 15, 2018. During the nine months ended June 30, 2017, the Company received an additional $6,000 of funding from this note while repaying $34,068 on the principal balance of the note.

During the period ended June 30, 2017, the Company issued 2,000,000 common shares to remove the net smelter return on the Nye County properties that were acquired during fiscal 2016, issued 800,000 common shares for services, issued 300,000 common shares for legal fees, issued 400,000 shares to settle outstanding accounts payable, and cancelled 636,943 common shares that were returned due to an amendment in the acquisition of the Nye County properties, and 2,000,000 common shares which were returned to treasury and replaced with the issuance of 2,000,000 share purchase warrants. As at June 30, 2017, the Company had 58,000,000 common shares outstanding compared to 57,136,943 common shares outstanding as at September 30, 2016.

During the nine months ended June 30, 2017, the Company issued 500,000 share purchase warrants which are exercisable at $0.15 per share until February 15, 2022 as compensation to waive certain events of default relating to an agreement between the Company and the convertible note holder which included the extension of the July 18, 2016 and the September 30, 2016 notes to December 31, 2017. Furthermore, the Company issued 2,000,000 share purchase warrants which are exercisable at $0.001 per share until February 16, 2022 in exchange for the cancellation of 2,000,000 common shares. As at June 30, 2017, the Company had 2,742,000 outstanding share purchase warrants compared to 242,000 outstanding share purchase warrants at September 30, 2016.

As at June 30, 2017 and September 30, 2016, the Company does not have any issued or outstanding stock options.

Cash Flows

Cash from Operating Activities

During the nine months ended June 30, 2017, the Company used $255,197 of cash for operating activities compared to $29,160 of cash during the nine months ended June 30, 2016. The increase in the use of cash for operating activities is due to the fact that the Company received more cash funding from financing activities during the period which was used to settle outstanding day-to-day operating costs incurred by the Company.

Cash from Investing Activities

During the nine months ended June 30, 2017 and 2016, the Company did not have any investing activities.

Cash from Financing Activities

During the nine months ended June 30, 2017, the Company received $198,912 of cash from financing activities compared to $20,265 received during the nine months ended June 30, 2016. The increase in the cash received from financing activities is due to $226,480 received from the issuance of convertible notes payable and $6,000 from a note payable during the current period compared to $nil funds received from loans and notes during the prior year as the Company relied solely on $20,265 of funding from related parties to support the limited operations from prior year. In addition, the Company repaid $34,068 of outstanding note payable during the current period.

YEARS ENDED SEPTEMBER 30, 2016 AND 2015

Working Capital

	September 30, 2016 $	September 30, 2015 $
Current Assets	90,040	10,946
Current Liabilities	306,033	101,666
Working Capital (Deficit)	(215,993)	(90,720)

Cash Flows

	September 30, 2016 $	September 30, 2015 $
Cash Flows used in Operating Activities	(402,402)	(32,941)
Cash Flows used in Investing Activities	(100,000)	-
Cash Flows from Financing Activities	582,496	20,639
Net increase (decrease) in Cash During Period	80,094	(12,302)

Operating Revenues

During the years ended September 30, 2016 and 2015, the Company did not record any revenues from operations.

Operating Expenses and Net Loss

During the year ended September 30, 2016, the Company incurred operating expenses of $28,293,931 compared to $37,988 during the year ended September 30, 2015. The increase in operating expenses is due to an impairment charged against the acquisition of the Nye Claims during the year of $27,051,848, and an increase in exploration costs of $141,800 related to costs incurred on the Nye Claims that were acquired in fiscal 2016. Furthermore, there was an increase in general and administrative costs of $1,062,295 related to consulting costs incurred to consultants as part of the Company’s operations, $295,059 of stock-based compensation costs relating to bonus cashless warrants issued to note holders for issuance of convertible notes, $425,000 for the issuance of common shares for consulting services, and $60,000 for management fees incurred to officers and directors of the Company.

Net loss for the year ended September 30, 2016 was $28,331,180 compared with $37,988 during the year ended September 30, 2015. In addition to operating expenses, the Company incurred $37,249 of interest expense during fiscal 2016 for interest accrued on the convertible notes and the loan payable issued during the year.

For the year ended September 30, 2016, the Company recorded a loss per share of $0.66 per share compared with a loss per share of $0.00 per share for the year ended September 30, 2015.

Liquidity and Capital Resources

As of September 30, 2016, the Company’s total asset balance was $90,040, comprised primarily of cash, compared to $10,946 for the year ended September 30, 2015 which included $9,946 of cash and $1,000 of prepaid expenses. The increase in total assets is largely due to an increase in cash from proceeds received from the issuance of convertible notes and a loan payable of $534,000 of which a portion of the cash remained unspent as at September 30, 2016.

As of September 30, 2016, the Company had total liabilities of $609,033 compared with total liabilities of $101,666 as at September 30, 2015. The increase in total liabilities was attributed to an increase of $303,000 for the issuance of a note payable during the year, which is unsecured, bears interest at 2.5% per annum, and is due on or before June 15, 2018, and $32,679 of convertible notes payable net of unamortized discount of $198,321 which are unsecured, and bears interest at 10% per annum. There was an increase in accounts payable and accrued liabilities of $75,192 due primarily to consulting fees that were unpaid, and $96,496 for amounts due to related parties for outstanding management fees and additional investments into the Company’s working capital during the year.

As of September 30, 2016, the Company had a working capital deficit of $215,993 compared with $90,720 as of September 30, 2015. The increase in working capital deficit is due to additional long-term funding received from a loan holder which was used for operating activities.

During the year ended September 30, 2016, the Company issued 16,636,934 common shares with a fair value of $26,951,848 as part of the acquisition costs of the Nye Claims, and issued 500,000 common shares with a fair value of $425,000 for consulting services.

Cash Flows from Operating Activities

During the year ended September 30, 2016, the Company used $402,402 of cash for operating activities compared to $32,941 during the year ended September 30, 2015. The increase in cash used for operating activities was due to the fact that the Company raised $582,496 of cash from financing activities which was used to acquire a new claim in Nye County, Nevada which resulted in additional consulting and overhead operating costs incurred during the year.

Cash Flows from Investing Activities

During the year ended September 30, 2016, the Company used $100,000 as part of the acquisition costs for the Nye County Claims. During the year ended September 30, 2015, the Company had no investing activities.

Cash Flows from Financing Activities

During the year ended September 30, 2016, the Company received $582,496 from financing activities including $534,000 from the issuance of convertible notes and loan payable, and $48,496 from related parties. During the year ended September 30, 2015, the Company received $20,639 of financing proceeds which were primarily from related parties.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive acquisitions and activities. For these reasons, our auditors stated in their report on our audited financial statements that there is substantial doubt that we will be able to continue as a going concern without further financing.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Future Financings

We will continue to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to existing stockholders. There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund planned acquisitions and exploration activities.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in the notes to our financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act), we are not required to provide the information called for by Item 304 of Regulation S-K.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person:

Name	Age	Positions
William Hunter	48	Director
Douglas MacLellan	61	Director
Douglas Cole	62	Director, CEO, CFO, Controller, Secretary

William Hunter, Director

Mr. Hunter, age 47, received his B.Sc. from DePaul University in Chicago and an MBA with distinction from the Kellstadt School of Business at DePaul University. Mr. Hunter is a seasoned financial executive with over 20 years of advisory and capital markets experience. Bill has been involved in over $20 billion of transactions throughout his career in the natural resources and industrial industries. Bill led the Americas Banking team at Nomura where he advised Mitsui in their acquisition of a minority interest in the Moatize Coal Mining complex from Vale and Globe Specialty Metals in their $3.1 billion ‘merger of equals’ transaction with FerroAtlantica. Before Nomura he led the team at Jefferies and did numerous transactions for companies like Alpha Natural Resources, Fortescue Metals Group and Murray Energy.

There have been no transactions since the beginning of the Company's last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Hunter (or any member of his immediate family) had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K. The appointment of Mr. Hunter was not pursuant to any arrangement or understanding between him and any person, other than a director or executive officer of the Company acting in his or her official capacity.

Douglas MacLellan , Director

Mr. MacLellan, age 61, currently serves as Chairman of the Board of eWellness Corporation since May 2013. From November 2009 to present Mr. MacLellan has been an independent director of ChinaNet Online Holdings, Inc. (NASDAQ: CNET) a media development, advertising and communications company. From June 2011 to present Mr. MacLellan has been Chairman of Innovare Products, Inc., a privately held company that develops innovative consumer products. In May 2014, Mr. MacLellan joined the Board as an independent director of Jameson Stanford Resources Corporation (OTCBB: JMSN) an early stage mining company. Until April 2014, Mr. MacLellan was Chairman and chief executive officer at Radient Pharmaceuticals Corporation. (OTCQB: RXPC.PK), a vertically integrated specialty pharmaceutical company. He also continues to serve as president and chief executive officer for the MacLellan Group, an international financial advisory firm since 1992. From August 2005 to May 2009, Mr. MacLellan was co-founder and vice chairman at Ocean Smart, Inc., a Canadian based aquaculture company. From February 2002 to September 2006, Mr. MacLellan served as chairman and cofounder at Broadband Access MarketSpace, Ltd., a China based IT advisory firm, and was also co-founder at Datalex Corp., a software and IT company specializing in mainframe applications, from February 1997 to May 2002. Mr. MacLellan was educated at the University of Southern California in economics and international relations.

There have been no transactions since the beginning of the Company's last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Mr. MacLellan (or any member of his immediate family) had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K. The appointment of Mr. MacLellan was not pursuant to any arrangement or understanding between him and any person, other than a director or executive officer of the Company acting in his or her official capacity.

Douglas Cole, Director, CEO, CFO, Controller, Secretary

Mr. Cole, age 62, has been a Partner overseeing all ongoing deal activities with Objective Equity LLC since 2005, a boutique investment bank focused on the high technology, data analytics and the mining sector. Mr. Cole currently serves on the Board of Directors of eWellness Healthcare Corporation (EWLL). Since 1977 Mr. Cole has held various executive roles, including Chairman, Executive Vice Chairman, Chief Executive Officer and President of multiple public corporations. From May 2000 to September 2005, he was also the Director of Lair of the Bear, The University of California Family Camp located in Pinecrest, California. During the period between 1991 and 1996 he was the CEO of HealthSoft and he also founded and operated Great Bear Technology, which acquired Sony Image Soft and Starpress, then went public and eventually sold to Graphix Zone. In 1995 Mr. Cole was honored by NEA, a leading venture capital firm, as CEO of the year. In 1997 Mr. Cole became CEO of NetAmerica until merging in 1999. Since 1982 he has been very active with the University of California, Berkeley mentoring early-stage technology companies. Mr. Cole has extensive experience in global M&A and global distributions. He obtained his BA in Social Sciences from UC Berkeley in 1978.

There have been no transactions since the beginning of the Company's last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Cole (or any member of his immediate family) had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K. The appointment of Mr. Cole was not pursuant to any arrangement or understanding between him and any person, other than a director or executive officer of the Company acting in his or her official capacity.

Director Qualifications

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties for us. Each director must represent the interests of all stockholders. When considering potential director candidates, the Board also considers the candidate’s character, judgment, diversity, age and skills, including financial literacy and experience in the context of our needs and the needs of the Board.

Family Relationships

None.

Involvement in Certain Legal Proceedings

Our directors and executive officers have not been involved in any of the following events during the past ten years:

•Any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

•Being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•Being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•Being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

The Company has not adopted a Code of Ethics and Business Conduct. Management intends to adopt a Code of Ethics and Business Conduct in the near future.

Term of Office

Our directors are appointed to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our Bylaws. Our officers are appointed by our Board and hold office until removed by the Board, absent an employment agreement.

Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. The Board has not established an audit committee and does not have an audit committee financial expert, nor has the Board established a nominating committee. The Board is of the opinion that such committees are not necessary since the Company is the early stages of operations. The Company has one director, and to date, such director has been performing the functions of such committees. Thus, there is a potential conflict of interest in that our sole director and officer has the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

EXECUTIVE COMPENSATION

Summary Executive Compensation Table

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our Chief Executive Officer for fiscal years 2016 and 2015.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)*	All Other Compensation($)	Total ($)
Michael Mason	2016	-	-	-	-	-
Former Chief Executive Officer	2015	-	-	-	-	-
Craig Alford	2016	30,000	-	-	-	30,000
Former Chief Executive Officer	2015	-	-	-	-	-
Ruben Ricardo Vasquez	2016	-	-	-	-	-
Former Chief Executive Officer	2015	-	-	-	-	-

Summary Director Compensation Table

The following table provides information with respect to the total compensation granted to our directors for services as a director as of September 30, 2016.

Name & Year	Fees Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William Hunter (1)	15,000	-	-	-	-	-	15,000
Craig Alford (2)	30.000	-	-	-	-	-	30,000
Gregory Kuzma (3)	15,000	-	-			-	15,000
Michael Mason (4)	-	-	-	-	-	-	-
Total	60,000	-	-	-	-	-	60,000

(1) Appointed Director on June 10, 2016.

(2) Appointed Director on May 31, 2016; Appointed Chief Operating Officer on February 15, 2017. Removed by the Board of Directors from any positions with the company on July 30, 2017.

(3) Appointed Director on June 10, 2016

(4) Appointed Director on July 22, 2016; Appointed Chief Executive Officer on February 15, 2017. Appointed interim Chief Financial Officer effective March 14, 2017. Resigned from all officer and director positions with the company on July 30, 2017.

Compensation of Directors

We have not yet established standard compensation arrangements for our directors. However, we expect to develop compensation arrangements for our directors in the near future. All travel and lodging expenses associated with corporate matters incurred by directors are reimbursed by us, if and when incurred.

Outstanding Equity Awards

No such plans or options exist or have been approved.

Employment Agreements

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of November 10, 2017 regarding the beneficial ownership of our common stock, based on 58,500,000 shares of Common Stock issued and outstanding, by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock and (ii) each executive officer and director. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is deemed to be the address of our principal executive offices.

Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of November 10, 2017, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned

Craig Alford (1)	4,000,000	6.8%
William Hunter	1,000,000	1.7%
Douglas Cole	1,000,000	1.7%
Tangiers Investment Group, LLC (2)	3,600,000 (3)	6.2%

(1)Craig Alford acquired these shares on May 31, 2016 in a private transaction from Ruben Ricardo Vasquez, our former principal shareholder and officer.

(2)The business address of Tangiers Investment Group, LLC is 2251 San Diego Ave., Suite B150, San Diego, CA 92110. Tangiers’s principal business is that of a private investment firm.

(3)The number of shares of Common Stock beneficially owned by the Selling Stockholder prior to the Offering represents shares purchased by the Selling Stockholder on July 22, 2016. The amount excludes (i) shares issuable upon conversion of the Notes and (ii) 2,742,000 shares of Common Stock underlying warrants. Such derivative securities held by the Selling Stockholder are currently exercisable or exercisable within 60 days; however, the terms of each of the convertible notes and warrants provide that the Selling Stockholder may not convert or exercise such derivative securities to the extent that the Selling Stockholder would, at any time, beneficially own more than 9.99% of our outstanding Common Stock.

There are no arrangements known to the Company which may at a subsequent date result in a change-in-control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

Related Party Transactions

Except as described below, during the past two fiscal years, there have been no transactions, whether directly or indirectly, between us and any of our respective officers, directors, beneficial owners of more than 5% of our outstanding Common Stock or their family members, that exceeded the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years.

Director Independence

William Hunter, Douglas MacLellan and Douglas Cole are not independent within the meaning of Section 5605 of NASDAQ.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Law Office of Jeffrey Maller, PC, Los Angeles, California, has provided an opinion, and will continue to will provide opinions, regarding the validity of the shares of our Common Stock. Law Office of Jeffrey Maller, PC may also provide opinions regarding certain other matters.

EXPERTS

The consolidated financial statements of Oroplata Resources, Inc. and its subsidiaries as of September 30, 2016 and 2015, and for the years then ended, have been incorporated by reference herein in reliance upon the report of Heaton & Company, PLLC, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Sections 78.7502 and 78.751 of the Nevada Revised Statutes authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act. In addition, our Bylaws provide that we have the authority to indemnify our directors and officers and may indemnify our employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by Nevada law. We are also empowered under our Bylaws to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed this Registration Statement, together with all amendments and exhibits, with the SEC. This prospectus, which forms a part of that Registration Statement, does not contain all information included in this Registration Statement. Certain information is omitted and you should refer to this Registration Statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to this Registration Statement for copies of the actual contracts or documents. You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and this Registration Statement can also be reviewed by accessing the SEC’s website at www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.terratechcorp.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on any of our websites are not part of this Prospectus.

FINANCIAL STATEMENTS

Our audited financial statements for the period for the years ended September 30, 2016 and September 30, 2015, and our quarterly report for the three and nine months ended June 30, 2017 and June 30, 2016 are included herewith.

OROPLATA RESOURCES, INC.

Condensed Financial Statements

For the Period Ended June 30, 2017 (unaudited) and September 30, 2016

Condensed Consolidated Balance Sheets (unaudited)	F-2
Condensed Consolidated Statements of Operations	F-3
Condensed Consolidated Statements of Cash Flows (unaudited)	F-4
Notes to the Condensed Consolidated Financial Statements (unaudited)	F-5

OROPLATA RESOURCES, INC.

Condensed Consolidated Balance Sheets

	June 30, 2017 $	September 30, 2016 $
	(unaudited)
ASSETS

Current assets

Cash	33,755	90,040

Total assets	33,755	90,040

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES

Current liabilities

Accounts payable and accrued liabilities	147,694	95,208
Due to related parties	223,246	178,146
Convertible notes payable, net of unamortized discount of $241,977 and $198,321, respectively	314,023	32,679
Note payable	274,932	–

Total current liabilities	958,895	306,033

Note payable	–	303,000

Total liabilities	959,895	609,033
Commitments and Contingencies
STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock Authorized: 500,000,000 common shares with a par value of $0.001 per share
Issued and outstanding: 58,000,000 and 57,136,943 common shares, respectively	58,000	57,137
Additional paid-in capital	29,812,237	27,925,770
Deficit	(30,796,377)	(28,501,900)

Total stockholders’ equity (deficit)	(926,140)	(518,993)

Total liabilities and stockholders’ equity (deficit)	33,755	90,040

(The accompanying notes are an integral part of these condensed consolidated financial statements)

OROPLATA RESOURCES, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	For the three months ended June 30, 2017 $	For the three months ended June 30, 2016 $	For the nine months ended June 30, 2017 $	For the nine months ended June 30, 2016 $

Revenues	–	–	–	–

Expenses

Exploration costs	–	–	600,000	–
General and administrative	89,654	30,369	1,370,776	56,740
Payroll	53,600	–	53,600	–
Impairment loss	–	27,051,848	–	27,051,848

Net loss before other expenses	(143,254)	(27,082,017)	(2,024,376)	(27,108,588)

Other expense

Interest expense	(92,673)	–	(234,101)	–
Loss on settlement of debt	–	–	(36,000)	–

Net loss	(235,927)	(27,082,017)	(2,294,477)	(27,108,588)
Net loss per share, basic and diluted	(0.00)	(0.68)	(0.04)	(0.68)
Weighted average shares outstanding	58,000,000	40,000,000	58,333,445	40,000,000

OROPLATA RESOURCES, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the nine months ended June 30, 2017 $	For the nine months ended June 30, 2016 $
Operating Activities

Net loss	(2,294,477)	(27,108,588)

Adjustments to reconcile net loss to net cash used in operating activities:

Accretion expense	202,697	–
Fair value of share purchase warrants issued	652,977	–
Issuance costs of convertible debt	23,020	–
Impairment loss	–	27,051,848
Convertible note issued for commitment fee	75,000	–
Loss on settlement of debt	36,000	–
Shares issued for mineral property exploration costs	600,000	–
Shares issued for services	292,000	–

Changes in operating assets and liabilities:

Prepaid expenses	–	1,000
Accounts payable and accrued liabilities	112,486	(2,702)
Due to related parties	45,100	–

Net Cash Used In Operating Activities	(255,197)	(58,442)

Financing Activities

Advances from related parties	–	48,496
Proceeds from issuance of convertible debentures	226,980	–
Proceeds from issuance of note payable	6,000	–
Repayment on note payable	(34,068)	–

Net Cash Provided By Financing Activities	198,912	48,496

Change in Cash	(56,285)	(9,946)

Cash – Beginning of Period	90,040	9,946

Cash – End of Period	33,755	–

Supplemental Disclosures
Interest paid	–	–
Income tax paid	–	–

Non-cash investing and financing activities:
Discount on convertible debenture	246,353	–
Convertible note issued to settle commitment fee	75,000	–
Shares issuable for acquisition of mineral properties	–	26,951,848
Mineral property acquisition costs in accounts payable	–	100,000
Shares issued to settle accounts payable	60,000	–
Original issue discount on convertible debentures	23,080	–

(The accompanying notes are an integral part of these condensed consolidated financial statements)

OROPLATA RESOURCES, INC.

Notes to the Condensed Consolidated Financial Statements

For the period ended June 30, 2017

(unaudited)

1.Organization and Nature of Operations

The accompanying unaudited consolidated financial statements of Oroplata Resources, Inc. and its subsidiary (“Oroplata” or “the Company”) have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission, or the SEC, including the instructions to Form 10-Q and Regulation S-X. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted from these statements pursuant to such rules and regulations and, accordingly, they do not include all the information and notes necessary for comprehensive consolidated financial statements and should be read in conjunction with our audited consolidated financial statements for the year ended September 30, 2016, included in our Annual Report on Form 10-K for the year ended September 30, 2016.

In the opinion of the management of the Company, all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the nine month period has been made. Results for the interim periods presented are not necessarily indicative of the results that might be expected for the entire fiscal year. When used in these notes, the terms "Company", "we", "us" or "our" mean Oroplata Resources, Inc. and all entities included in our consolidated financial statements.

Oroplata was incorporated under the laws of the State of Nevada on October 6, 2011 for the purpose of acquiring and developing mineral properties. The Company has a wholly-owned subsidiary called Oroplata Exploraciones E Ingenieria SRL, which was incorporated in the Dominican Republic on January 10, 2012. On August 8, 2016, the Company incorporated Lithortech Resources Inc., a company incorporated in the State of Nevada, and is a wholly-owned subsidiary.

Going Concern

These unaudited consolidated financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As at June 30, 2017, the Company has not earned revenue, has a working capital deficit of $925,140, and an accumulated deficit of $30,796,377. The continuation of the Company as a going concern is dependent upon the continued financial support from its management, and its ability to identify future investment opportunities and obtain the necessary debt or equity financing, and generating profitable operations from the Company’s future operations. If the Company is able to obtain financing, there is no certainty that terms will be favorable to the Company. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These unaudited consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.Summary of Significant Accounting Policies

(a)Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and are expressed in U.S. dollars. The Company’s fiscal year end is September 30.

(b)Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. As of June 30, 2017 and September 30, 2016, there were no cash equivalents.

OROPLATA RESOURCES, INC.

Notes to the Condensed Consolidated Financial Statements

For the period ended June 30, 2017

(unaudited)

2.Summary of Significant Accounting Policies (continued)

(c)Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

(d)Long-Lived Assets

Long-lived assets, such as property and equipment, mineral properties, and purchased intangibles with finite lives (subject to amortization), are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with Accounting Standards Codification topic 360 “Property, Plant, and Equipment”. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability of assets is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by an asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized as the amount by which the carrying amount exceeds the estimated fair value of the asset. The estimated fair value is determined using a discounted cash flow analysis. Any impairment in value is recognized as an expense in the period when the impairment occurs. Asset Retirement Obligations

The Company follows the provisions of ASC 410, Asset Retirement and Environmental Obligations, which establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment or other disposal of long-lived tangible assets arising from the acquisition, construction or development and for normal operations of such assets.

(e)Loss per Share

The Company computes net income (loss) per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. As at June 30, 2017, the Company has 6,896,500 (September 30, 2016 – 1,584,000) potentially dilutive shares outstanding related to share purchase warrants and convertible debentures.

(f)Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Foreign currency transactions are primarily undertaken in Canadian dollars. Foreign currency transactions are translated to United States dollars in accordance with ASC 830, Foreign Currency Translation Matters, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

OROPLATA RESOURCES, INC.

Notes to the Condensed Consolidated Financial Statements

For the period ended June 30, 2017

(unaudited)

2.Summary of Significant Accounting Policies (continued)

(g)Financial Instruments

Pursuant to ASC 820, Fair Value Measurements and Disclosures, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts payable and accrued liabilities, convertible notes payable, and amounts due to related parties. Pursuant to ASC 820, the fair value of cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

(h)Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Accounting for Income Taxes. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

Due to the Company’s net loss position from inception on October 6, 2011 to June 30, 2017, there was no provision for income taxes recorded. As a result of the Company’s losses to date, there exists doubt as to the ultimate realization of the deferred tax assets. Accordingly, a valuation allowance equal to the total deferred tax assets has been recorded at June 30, 2017.

(i)Mineral Property Costs

Mineral property acquisition costs are capitalized as incurred. Exploration and evaluation costs are expensed as incurred until proven and probable reserves are established. The Company assesses the carrying costs for impairment under ASC 360, “Property, Plant, and Equipment” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

OROPLATA RESOURCES, INC.

Notes to the Condensed Consolidated Financial Statements

For the period ended June 30, 2017

(unaudited)

2.Summary of Significant Accounting Policies (continued)

(j)Comprehensive Loss

ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at June 30, 2017 and September 30, 2016, the Company has no items representing comprehensive income or loss.

(k)Advertising and Marketing Costs

The Company expenses advertising and marketing development costs as incurred.

(l)Revenue Recognition

Revenue from the sale of minerals will be recognized when a contract is in place and minerals are delivered to the customer.

(m)Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect or have been issued but not yet effective or adopted. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.Mineral Property

(a)The Company has acquired the mineral rights to the Mogollon claim located in the Province of San Juan near the villages of Solorin and El Toro in the Dominican Republic for a price of $10,000 which included the cost of a geological report.

(b)On June 1, 2016, the Company acquired the mineral rights to 500 lithium claims situated in the Railroad Valley in the Western Nevada Basin of Nye County, Nevada in exchange for $100,000 and the issuance of 16,000,000 common shares of the Company to be issued on June 15, 2016. The agreement is subject to a 2% net smelter return from the production or sale of minerals from the claims and may be reduced to 1% on a one-time payment of $1,000,000 at any time prior to commencement of commercial production. Furthermore, the Company is required to incur exploration expenditures of $77,500 prior to July 31, 2016. In July 2016, the agreement was amended to remove the net smelter return and in exchange, the Company issued an additional 636,943 common shares.

The total consideration given for the mineral rights was $27,051,548 which includes the $100,000 payment and the 16,636,943 shares of common stock valued at $26,951,848. The total amount of $27,051,548 was impaired and recorded as an impairment loss for the year ended September 30, 2016.

In November 2016, the agreement was amended and the number of shares to be issued for removal of the net smelter return was increased from 636,943 common shares to 2,000,000 common shares. In November 2016, the Company issued 2,000,000 common shares with a fair value of $600,000 as an amendment to the July 2016 issuance of common shares to remove the net smelter return. On February 24, 2017, the original 636,943 common shares that were issued by the Company were returned to treasury.

4.Convertible Notes Payable

(a)On July 18, 2016, the Company entered into a convertible note agreement, as amended, with a non-related party for proceeds of $75,000. The terms of the convertible note became effective on February 15, 2017. The amount owing is secured, bears interest at 10%, is convertible into common shares of the Company at $0.24 per share, and is due on December 31, 2017. As at June 30, 2017, the carrying value of the note payable is $69,592 (September 30, 2016 - $nil), the unamortized discount on the note is $5,408 (September 30, 2016 - $nil), and accrued interest of $1,870 (September 30, 2016 - $nil) has been recorded in accounts payable and accrued liabilities.

OROPLATA RESOURCES, INC.

Notes to the Condensed Consolidated Financial Statements

For the period ended June 30, 2017

(unaudited)

4.Convertible Notes Payable (continued)

(b)On July 18, 2016, the Company entered into a loan agreement, as amended, with a non-related party for proceeds of $121,000. The amount owing is secured, bears interest at 10%, is convertible into common shares of the Company at $0.50 per share, and is due on December 31, 2017. During the year ended September 30, 2016, the Company recorded a beneficial conversion feature of $121,000. As at June 30, 2017, the carrying value of the note payable is $102,267 (September 30, 2016 - $32,679), the unamortized discount on the note is $18,733 (September 30, 2016 - $88,321), and accrued interest of $12,332 (September 30, 2016 - $3,282) has been recorded in accounts payable and accrued liabilities.

As an incentive for the loan, the Company issued 121,000 cashless warrants to the note holder as a bonus incentive, which has an exercise price of $0.50 per warrant until July 18, 2021. The fair value of the cashless warrants was $229,069, and was calculated using the Black-Scholes option pricing model assuming no expected dividends, volatility of 239%, and risk-free rate of 1%.

(c)On September 28, 2016, the Company entered into a loan agreement, as amended with a non-related party for proceeds up to $550,000. On September 30, 2016, the Company received proceeds of $110,000, net of issuance fees of $10,000. The amount owing is secured, bears interest at 10%, and is due on December 31, 2017, and is convertible into common shares of the Company at $0.10 per share. During the year ended September 30, 2016, the Company recorded a beneficial conversion feature of $110,000. As at June 30, 2017, the carrying value of the note payable is $69,822 (September 30, 2016 - $nil), the unamortized discount on the note is $40,178 (September 30, 2016 - $110,000), and accrued interest of $8,227 (September 30, 2016 - $nil) has been recorded in accounts payable and accrued liabilities.

As an incentive for the loan, the Company issued 121,000 cashless warrants to the note holder as a bonus incentive, which has an exercise price of $0.50 per warrant until September 30, 2021. The fair value of the cashless warrants was $65,990, and was calculated using the Black-Scholes option pricing model assuming no expected dividends, volatility of 233%, and risk-free rate of 1%.

(d)On February 16, 2017, the Company entered into a loan agreement with a non-related party for proceeds up to $250,000. On February 16, 2017, the Company received proceeds of $32,428, net of issuance fees of $2,948. On February 24, 2017, the Company received proceeds of $77,000, net of issuance fees of $7,000. On April 17, 2017, the Company received proceeds of $13,750, net of issuance fees of $1,250. On April 26, 2017, the Company received proceeds of $88,000, net of issuance fees of $8,000. On June 13, 2017, the Company received proceeds of $38,822 net of issuance fees of $3,882. The aggregate principal amount owed of $250,000 is secured, bears interest at 10%, is due one year after the date of funding for each tranche, and is convertible into common shares of the Company at $0.10 per share. During the period ended June 30, 2017, the Company recorded a beneficial conversion feature of $236,978. As of June 30, 2017, the carrying value of the note payable is $72,342 (September 30, 2016 - $nil), the unamortized discount on the note is $177,658 (September 30, 2016 - $nil), and accrued interest of $5,935 (September 30, 2016 - $nil) has been recorded in accounts payable and accrued liabilities.

5.Note Payable

On June 15, 2016, the Company entered into a loan agreement with a non-related party for proceeds up to $400,000. During the year ended September 30, 2016, the Company received proceeds of $303,000 on the loan. The loan is unsecured, bears interest at 2.5%, and is due on or before June 15, 2018. During the period ended June 30, 2017, the Company received additional proceeds of $6,000 and repaid $34,068 to the note. As at June 30, 2017, the principal balance on the note payable is $274,932 (September 30, 2016 - $303,000) and accrued interest of $6,685 (September 30, 2016 - $1,289) has been recorded in accounts payable and accrued liabilities.

6.Related Party Transactions

(a)As of June 30, 2017, the Company owes $120,146 (September 30, 2016 - $81,650) to the former Chief Executive Officer and Director of the Company for advances to the Company to fund day-to-day operations. The amounts owing are unsecured, non-interest bearing, and due on demand.

OROPLATA RESOURCES, INC.

Notes to the Condensed Consolidated Financial Statements

For the period ended June 30, 2017

(unaudited)

6.Related Party Transactions (continued)

(b)As of June 30, 2017, the Company owes $85,500 (September 30, 2016 - $33,000) to the former Chief Executive Officer and Director of the Company for advances to the Company to fund day-to-day operations and accrued management fees. The amounts owing are unsecured, non-interest bearing, and due on demand. During the three and nine months ended June 30, 2017, the Company accrued $nil (2016 - $nil) and $60,000 (2016 - $nil) of management fees respectively. In October 2016, the Company paid $7,500 to the former Chief Executive Officer of the Company.

(c)As of June 30, 2017, the Company owes $17,500 (September 30, 2016 - $25,000) to directors of the Company for accrued management fees. The amounts owing are unsecured, non-interest bearing, and due on demand. In October 2016, the Company repaid $7,500 to the directors of the Company.

(d)As of June 30, 2017, the Company owes $100 (September 30, 2016 - $nil) to the Secretary and director of the Company for cash advance for the Company’s new bank account. The amounts owing are unsecured, non-interest bearing, and due on demand.

7.Common Shares

The Company’s authorized common stock consists of 500,000,000 shares of common stock, with par value of $0.001.

(a)On November 8, 2016, the Company issued 2,000,000 shares of common stock with a fair value of $600,000 to remove the net smelter return of the Nye County properties. Refer to Note 3.

(b)On January 31, 2017, the Company issued 300,000 shares of common stock with a fair value of $87,000 for consulting services.

(c)On February 8, 2017, the Company issued 400,000 shares of common stock with a fair value of $96,000 to settle outstanding accounts payable of $60,000 resulting in a $36,000 loss on settlement of debt.

(d)On February 16, 2017, the Company received 2,000,000 common shares which were cancelled and returned to treasury. Refer to Note 7.

(e)On February 16, 2017, the Company issued 500,000 common shares with a fair value of $130,000 for services.

(f)On February 23, 2017, the Company issued 300,000 common shares with a fair value of $75,000 for legal services.

(g)On February 24, 2017, the Company received 636,943 common shares which were cancelled and returned to treasury. Refer to Note 3.

8.Share Purchase Warrants

On February 15, 2017, the Company issued 500,000 share purchase warrants with an exercise price of $0.15 per share of common stock for a period of five years. The fair value of the share purchase warrants was $133,295, calculated using the Black-Scholes option pricing model assuming no expected dividends, volatility of 212%, expected life of 5 years, and a risk-free rate of 1%.

On February 16, 2017, the Company issued 2,000,000 share purchase warrants with an exercise price of $0.001 per share of common stock for a period of five years to replace 2,000,000 shares of common stock which were cancelled and returned to treasury (refer to Note 6). The fair value of the share purchase warrants was $519,682, calculated using the Black-Scholes option pricing model assuming no expected dividends, volatility of 212%, expected life of 5 years, and a risk-free rate of 1%.

OROPLATA RESOURCES, INC.

Notes to the Condensed Consolidated Financial Statements

For the period ended June 30, 2017

(unaudited)

8.Share Purchase Warrants (continued)

	Number of cashless warrants	Weighted average exercise price $

Balance, September 30, 2016	242,000	0.50
Issued	2,500,000	0.03

Balance, June 30, 2017	2,742,000	0.07

Additional information regarding share purchase warrants as of June 30, 2017, is as follows:

	Outstanding and exercisable
Range of Exercise Prices $	Number of Warrants	Weighted Average Remaining Contractual Life (years)

0.001	2,000,000	4.6
0.15	500,000	4.6
0.50	242,000	4.0
	2,742,000	4.5

9.Commitments

On July 1, 2016, the Company entered into a management agreement with the former Chief Executive Officer and Director of the Company for a twelve month term with monthly management fees of $10,000 in addition to reasonable out-of-pocket expenses and any pre-approved travel expenses.

10.Subsequent Events

(a)On July 25, 2017, the Company entered into a loan agreement with a non-related party for proceeds up to $550,000. The Company received initial proceeds of $44,000 net of issuance fees of $4,000. The amount owing is secured, bears interest at 10%, and is due on July 25, 2018, and is convertible into common shares of the Company at $0.10 per share.

(b)On July 31, 2017, the Company issued 500,000 common shares to a non-related party for professional services.

OROPLATA RESOURCES, INC.

Financial Statements

For the Years Ended September 30, 2016 and 2015

Heaton & Company, PLLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of

Oroplata Resources, Inc.

We have audited the accompanying consolidated balance sheets of Oroplata Resources, Inc. (the Company) as of September 30, 2016 and 2015, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oroplata Resources, Inc. as of September 30, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has negative working capital and has not generated revenues to cover operating expenses. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Heaton & Company, PLLC

Heaton & Company, PLLC

Farmington, Utah

December 13, 2016

OROPLATA RESOURCES, INC.

Consolidated Balance Sheets

	September 30, 2016 $	September 30, 2015 $

ASSETS

Current assets

Cash	90,040	9,946
Prepaid expenses	–	1,000

Total assets	90,040	10,946

LIABILITIES

Current liabilities

Accounts payable and accrued liabilities	95,208	20,016
Due to related parties	178,146	81,650
Convertible notes payable, net of unamortized discount of $198,321 and $nil, respectively	32,679	–

Total current liabilities	306,033	101,666

Note payable	303,000	–

Total liabilities	609,033	101,666

STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock Authorized: 500,000,000 common shares with a par value of $0.001 per share Issued and outstanding: 57,136,943 and 40,000,000 common shares, respectively	57,137	40,000
Additional paid-in capital	27,925,770	40,000
Deficit	(28,501,900)	(170,720)

Total stockholders’ equity (deficit)	(518,993)	(90,720)

Total liabilities and stockholders’ equity (deficit)	90,040	10,946

(The accompanying notes are an integral part of these consolidated financial statements)

OROPLATA RESOURCES, INC.

Consolidated Statements of Operations

	For the year ended September 30, 2016 $	For the year ended September 30, 2015 $

Revenues	–	–

Expenses

Exploration costs	152,500	10,700
General and administrative	1,089,583	27,288
Impairment of mineral property	27,051,848	–

Net loss before other expenses	(28,293,931)	(37,988)

Other expenses

Interest expense	37,249	–

Net loss	(28,331,180)	(37,988)
Net loss per share, basic and diluted	(0.66)	(0.00)
Weighted average shares outstanding	43,239,306	40,000,000

(The accompanying notes are an integral part of these consolidated financial statements)

OROPLATA RESOURCES, INC.

Consolidated Statement of Stockholders’ Deficit

	Common Shares		Additional Paid-In Capital $	Deficit $
	Number	Amount $			Total $

Balance, September 30, 2014	40,000,000	40,000	40,000	(132,732)	(52,732)

Net loss for the year	–	–	–	(37,988)	(37,988)

Balance, September 30, 2015	40,000,000	40,000	40,000	(170,720)	(90,720)

Shares issued to acquire mineral property	16,636,943	16,637	26,935,211	–	26,951,848

Shares issued for services	500,000	500	424,500	–	425,000

Fair value of cashless warrants	–	–	295,059	–	295,059

Fair value of beneficial conversion feature	–	–	231,000	–	231,000

Net loss for the year	–	–	–	(28,331,180)	(28,331,180)

Balance, September 30, 2016	57,136,943	57,137	27,925,770	(28,501,900)	(518,993)

(The accompanying notes are an integral part of these consolidated financial statements)

OROPLATA RESOURCES, INC.

Consolidated Statements of Cash Flows

	For the year ended September 30, 2016 $	For the year ended September 30, 2015 $

Operating Activities

Net loss	(28,331,180)	(37,988)

Adjustments to reconcile net loss to net cash used in operating activities:
Accretion expense	32,679	–
Fair value of cashless warrants	295,059	–
Impairment loss on mineral property	27,051,848	–
Shares issued for services	425,000	–

Changes in operating assets and liabilities:
Prepaid expenses	1,000	(1,000)
Accounts payable and accrued liabilities	75,192	6,047
Due to related parties	48,000	–
Net Cash Used In Operating Activities	(402,402)	(32,941)

Investing Activities

Mineral property acquisition costs	(100,000)	–
Net Cash Used In Investing Activities	(100,000)	–

Financing Activities

Advances from related parties	48,496	20,639
Proceeds from issuance of notes payable	534,000	–
Net Cash Provided By Financing Activities	582,496	20,639

Increase (decrease) in Cash	80,094	(12,302)

Cash – Beginning of Period	9,946	22,248

Cash – End of Period	90,040	9,946

Non-cash investing and financing activities:

Shares issued for acquisition of mineral properties	26,951,848	–
Discount on convertible debenture	198,321	–

Supplemental Disclosures

Interest paid	–	–
Income tax paid	–	–

(The accompanying notes are an integral part of these consolidated financial statements)

OROPLATA RESOURCES, INC.

Notes to the Consolidated Financial Statements

For the year ended September 30, 2016

1.Organization and Nature of Operations

Oroplata Resources, Inc. (the “Company”) was incorporated under the laws of the state of Nevada on October 6, 2011 for the purpose of acquiring and developing mineral properties. The Company has a wholly-owned subsidiary called Oroplata Exploraciones E Ingenieria SRL, which was incorporated in the Dominican Republic on January 10, 2012. On July 26, 2016, the Company incorporated Lithortech Resources, Inc., a Nevada company, as a wholly-owned subsidiary. The Company currently holds mineral rights in the Dominican Republic and in the Western Nevada Basin of Nye County in the state of Nevada.

Going Concern

These consolidated financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As at September 30, 2016, the Company has not earned revenue, has a working capital deficit of $215,993, and an accumulated deficit of $28,501,900. The continuation of the Company as a going concern is dependent upon the continued financial support from its management, and its ability to identify future investment opportunities and obtain the necessary debt or equity financing, and generating profitable operations from the Company’s future operations. If the Company is able to obtain financing, there is no certainty that terms will be favorable to the Company. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.Summary of Significant Accounting Policies

(a)Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and are expressed in U.S. dollars. The Company’s fiscal year end is September 30.

(b)Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. As of September 30, 2016 and 2015, there were no cash equivalents.

(c)Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the fair value of stock-based compensation, recoverability of long-lived assets, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

OROPLATA RESOURCES, INC.

Notes to the Consolidated Financial Statements

For the year ended September 30, 2016

2.Summary of Significant Accounting Policies (continued)

(d)Long-Lived Assets

Long-lived assets, such as property and equipment, mineral properties, and purchased intangibles with finite lives (subject to amortization), are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with Accounting Standards Codification topic 360 “Property, Plant, and Equipment”. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability of assets is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by an asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized as the amount by which the carrying amount exceeds the estimated fair value of the asset. The estimated fair value is determined using a discounted cash flow analysis. Any impairment in value is recognized as an expense in the period when the impairment occurs.

(e)Asset Retirement Obligations

The Company follows the provisions of ASC 410, Asset Retirement and Environmental Obligations , which establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment or other disposal of long-lived tangible assets arising from the acquisition, construction or development and for normal operations of such assets.

(f)Loss per Share

The Company computes net income (loss) per share in accordance with ASC 260, Earnings per Share . ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. At September 30, 2016, the Company has 1,594,000 (2015 – nil) potentially dilutive shares.

(g)Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Foreign currency transactions are primarily undertaken in Canadian dollars. Foreign currency transactions are translated to United States dollars in accordance with ASC 830, Foreign Currency Translation Matters , using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

(h)Comprehensive Loss

ASC 220, Comprehensive Income , establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at September 30, 2016 and 2015, the Company has no items representing comprehensive income or loss.

OROPLATA RESOURCES, INC.

Notes to the Consolidated Financial Statements

For the year ended September 30, 2016

2.Summary of Significant Accounting Policies (continued)

(i)Revenue Recognition

Revenue from the sale of minerals will be recognized when a contract is in place and minerals are delivered to the customer.

(j)Financial Instruments

Pursuant to ASC 820, Fair Value Measurements and Disclosures , an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts payable and accrued liabilities, amounts due to related parties, convertible debt, and notes payable. Pursuant to ASC 820, the fair value of cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

(k)Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Accounting for Income Taxes . The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

Due to the Company’s net loss position from inception on October 6, 2011 to September 30, 2016, there was no provision for income taxes recorded. As a result of the Company’s losses to date, there exists doubt as to the ultimate realization of the deferred tax assets. Accordingly, a valuation allowance equal to the total deferred tax assets has been recorded at September 30, 2016. The Company may be subject to a reassessment of income taxes, as U.S. state statutes of limitations for income tax assessment vary from state to state.

OROPLATA RESOURCES, INC.

Notes to the Consolidated Financial Statements

For the year ended September 30, 2016

2.Summary of Significant Accounting Policies (continued)

(k)Income Taxes (continued)

The Company recognizes interest and penalties related to uncertain tax positions in tax expense. During the years ended September 30, 2016 and 2015, there were no charges for interest or penalties.

(l)Stock-based Compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued. As at September 30, 2016 and 2015, the Company did not grant any stock options.

(m)Mineral Property Costs

Mineral property acquisition costs are capitalized as incurred. Exploration and evaluation costs are expensed as incurred until proven and probable reserves are established. The Company assesses the carrying costs for impairment under ASC 360, “Property, Plant, and Equipment” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

(n)Advertising and Marketing Costs

The Company expenses advertising and marketing development costs as incurred.

(o)Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.Mineral Property

(a)The Company has acquired the mineral rights to the Mogollon claim located in the Province of San Juan near the villages of Solorin and El Toro in the Dominican Republic for a price of $10,000 which included the cost of a geological report.

(b)On June 1, 2016, the Company acquired the mineral rights to 500 lithium claims situated in the Railroad Valley in the Western Nevada Basin of Nye County, Nevada in exchange for $100,000 and the issuance of 16,000,000 common shares of the Company to be issued on June 15, 2016. The agreement is subject to a 2% net smelter return from the production or sale of minerals from the claims and may be reduced to 1% on a one-time payment of $1,000,000 at any time prior to commencement of commercial production. Furthermore, the Company is required to incur exploration expenditures of $77,500 prior to July 31, 2016. In July 2016, the agreement was amended to remove the net smelter return and in exchange, the Company issued an additional 636,943 common shares. Refer to Note 6.

The total consideration given for the mineral rights was $27,051,848 which includes the $100,000 payment and the 16,636,943 shares of common stock valued at $26,951,848. The total amount of $27,051,548 was impaired and recorded as an impairment loss for the year ended September 30, 2016.

OROPLATA RESOURCES, INC.

Notes to the Consolidated Financial Statements

For the year ended September 30, 2016

4.Notes Payable

(a)On July 18, 2016, the Company entered into a loan agreement with a non-related party for proceeds of $121,000. The amount owing is secured, bears guaranteed interest at 10%, and is due on April 18, 2017, and is convertible into common shares of the Company at $0.50 per share. During the year ended September 30, 2016, the Company recorded a beneficial conversion feature of $121,000 (2015 - $nil), and recorded accretion expense of $32,679 (2015 - $nil). As at September 30, 2016, the carrying value of the note payable is $32,679 (2015 - $nil), the unamortized discount on the note is $88,321 (2015 - $nil), and accrued interest of $3,279 (2015 - $nil) has been recorded in accounts payable and accrued liabilities.

As an incentive for the loan, the Company issued 121,000 cashless warrants to the note holder as a bonus incentive, which has an exercise price of $0.50 per warrant until July 18, 2021. The fair value of the cashless warrants was $229,069, and was calculated using the Black-Scholes option pricing model assuming no expected dividends, volatility of 239%, and risk-free rate of 1%.

(b)On September 28, 2016, the Company entered into a loan agreement with a non-related party for proceeds up to $550,000. On September 30, 2016, the Company received proceeds of $110,000. The amount owing is secured, bears guaranteed interest at 10%, and is due on September 30, 2017, and is convertible into common shares of the Company at $0.10 per share. During the year ended September 30, 2016, the Company recorded a beneficial conversion feature of $110,000 (2015 - $nil). As at September 30, 2016, the carrying value of the note payable is $nil (2015 - $nil), and the unamortized discount on the note is $110,000 (2015 - $nil).

As an incentive for the loan, the Company issued 121,000 cashless warrants to the note holder as a bonus incentive, which has an exercise price of $0.50 per warrant until September 28, 2021. The fair value of the cashless warrants was $65,990, and was calculated using the Black-Scholes option pricing model assuming no expected dividends, volatility of 233%, and risk-free rate of 1%.

(c)On June 15, 2016, the Company entered into a loan agreement with a non-related party for proceeds up to $400,000. During the year ended September 30, 2016, the Company received proceeds of $303,000 (2015 - $nil) on the loan. The loan is unsecured, bears interest at 2.5% per annum, and is due on or before June 15, 2018. As at September 30, 2016, accrued interest of $1,289 (2015 - $nil) has been recorded in accounts payable and accrued liabilities.

5.Related Party Transactions

(a)As at September 30, 2016, the Company owes $120,146 (2015 - $81,650) to the former Chief Executive Officer and Director of the Company for advances to the Company to fund day-to-day operations. The amounts owing are unsecured, non-interest bearing, and due on demand. During the year ended September 30, 2016, the Company received advances of $38,496 (2015 - $20,265) from the former Chief Executive Officer and Director of the Company.

(b)As at September 30, 2016, the Company owes $33,000 (2015 - $nil) to the Chief Executive Officer and Director of the Company for advances to the Company to fund day-to-day operations and accrued management fees. The amounts owing are unsecured, non-interest bearing, and due on demand. During the year ended September 30, 2016, the Company received advances of $10,000, recorded management fees of $30,000, and repaid $7,000 to the Chief Executive Officer and Director of the Company.

(c)As at September 30, 2016, the Company owes $25,000 to directors of the Company for accrued management fees. The amounts owing are unsecured, non-interest bearing, and due on demand. During the year ended September 30, 2016, the Company recorded management fees of $30,000 and repaid $5,000 to the directors of the Company.

OROPLATA RESOURCES, INC.

Notes to the Consolidated Financial Statements

For the year ended September 30, 2016

6.Common Shares

The Company’s authorized common stock consists of 500,000,000 shares of common stock, with par value of $0.001.

(a)On October 14, 2011, the Company issued 40,000,000 shares of its common stock to its sole director and officer at $0.002 per share, for net proceeds of $80,000. On March 31, 2015 there were 41 registered holders of record of our common stock due to our sole director and officer selling 15,000,000 common shares under the Company’s effective Form S-1 registration statement to these shareholders. The Company did not receive any proceeds from the sale of these shares.

(b)On May 31, 2016, the former Chief Executive Officer and Director of the Company sold 25,000,000 common shares of the Company to the Chief Executive Officer and Director of the Company for proceeds of $25,000 in a private sale. The transaction has no impact on the issued and outstanding common shares of the Company.

(c)On June 15, 2016, the Company acquired mineral properties in Nye County, Nevada from Plateau Ventures LLC (“Plateau”), a non-related party, in exchange for the issuance of 16,636,943 common shares of the Company with a fair value of $26,951,848, which is the end of day trading price of the Company’s common shares on the date of the agreement which was the date that the shares became issuable. The common shares were issued on July 22, 2016.

(d)On August 19, 2016, the Company issued 500,000 common shares with a fair value of $425,000 to a consultant for services. The fair value of the common shares is based on the end of day trading price of the Company’s common shares on the date of issuance.

7.Cashless Warrants

	Number of cashless warrants	Weighted average exercise price $

Balance, September 30, and 2015	–	–

Granted	242,000	0.50
Exercised	–	–
Forfeited	–	–

Balance, September 30, 2016	242,000	0.50

Additional information regarding cashless warrants as of September 30, 2016, is as follows:

	Outstanding and exercisable
Range of Exercise Prices $	Number of Cashless Warrants	Weighted Average Remaining Contractual Life (years)

0.50	242,000	4.9

The fair values for cashless warrants granted have been estimated using the Black-Scholes option pricing model assuming no expected dividends and the following weighted average assumptions:

	2016	2015

Risk-free interest rate	1.00%	–
Expected life (in years)	5.0	–
Expected volatility	236%	–

OROPLATA RESOURCES, INC.

Notes to the Consolidated Financial Statements

For the year ended September 30, 2016

8.Commitments

(a)On July 1, 2016, the Company entered into management agreements as follows:

•Chief Executive Officer and Director of the Company for a twelve month term with monthly management fees of $10,000 in addition to reasonable out-of-pocket expenses and any pre-approved travel expenses;

•Director of the Company for a three month term with monthly management fees of $5,000 in addition to reasonable out-of-pocket expenses and any pre-approved travel expenses; and

•Director of the Company for a three month term with monthly management fees of $5,000 in addition to reasonable out-of-pocket expenses and any pre-approved travel expenses.

•On July 1, 2016, the Company entered into consulting agreements as follows:

•Consultant for general business, business development, and corporate advice for a period of six months at a rate of $5,000 per month;

•Consultant for business development and field technician services for a period of six months at a rate of $3,000 per month;

•Consultant for business development and field technician services for a period of six months at a rate of $5,000 per month; and

•Consultant for administrative assistance and translation services for a period of six months at a rate of $2,000 per month.

(b)On August 10, 2016, the Company entered into a consulting agreement with a consultant for general business, business development, and corporate advice for a period of six months at a rate of $10,000 per month.

9.Income Taxes

The Company has $1,122,314 of net operating losses carried forward to offset taxable income in future years which expire commencing in fiscal 2032. The income tax benefit differs from the amount computed by applying the US federal income tax rate of 30% to net loss before income taxes. As at September 30, 2016 and 2015, the Company had no uncertain tax positions. The Company has three open tax years for federal income tax purposes.

	September 30, 2016 $	September 30, 2015 $

Net loss before taxes	28,331,180	37,988
Statutory rate	30%	30%

Computed expected tax recovery	8,499,354	11,397
Permanent differences and other	(8,213,876)	–
Change in valuation allowance	(285,478)	(11,397)

Income tax provision	–	–

OROPLATA RESOURCES, INC.

Notes to the Consolidated Financial Statements

For the year ended September 30, 2016

9.Income Taxes (continued)

The significant components of deferred income tax assets and liabilities as at September 30, 2016 and 2015 after applying enacted corporate income tax rates are as follows:

	2016 $	2015 $

Net operating losses carried forward	336,694	51,216
Valuation allowance	(336,694)	(51,216)

Net deferred tax asset	–	–

10.Subsequent Events

We have evaluated subsequent events through to the date of issuance of the consolidated financial statements, and did not have any material recognizable subsequent events after September 30, 2016 with the exception of the following:

In November 2016, the Company issued 2,000,000 common shares to Plateau Ventures LLC to reduce the net smelter return from 2% to 1%.

PROSPECTUS

OROPLATA RESOURCES INC.

6,173,913 SHARES OF

COMMON STOCK

TO BE SOLD BY THE SELLING STOCKHOLDER

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the Company have not changed since the date hereof.

Until 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS ______________, 2017

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by the Selling Stockholder. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$95
Accounting fees and expenses*	$1,000
Legal fees and expenses*	$25,000
Miscellaneous fees and expenses*	$2,500
Total	$28,595

* Estimates.

Item 14. Indemnification of Directors and Officers

Nevada Law

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)is not liable pursuant to Nevada Revised Statute 78.138, or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(b)is not liable pursuant to Nevada Revised Statute 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statutes provides that such indemnification may also include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under Section 78.751. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a)the creation of a trust fund;

(b)the establishment of a program of self-insurance;

(c)the securing of its obligations of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d)the establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses of indemnification ordered by a court.

Any discretionary indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)by the stockholders;

(b)by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Subsection 7 of Section 78.138 of the Nevada Revised Statutes provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the corporation’s articles of incorporation provides for greater individual liability.

Charter Provisions and Other Arrangements

Pursuant to the provisions of Nevada Revised Statutes, we have adopted the following indemnification provisions in our Articles of Incorporation for our directors and officers:

Officers and directors shall have no personal liability to the corporation of its stock holders for damages for breach of fiduciary duty as an officer or director. This provision does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of the NRS 78.300.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

In accordance with the terms of the Investment Agreement, on July 18, 2016, we issued to Tangiers a 10% convertible promissory note in the principal amount of $75,000 (the “Commitment Fee Note”), as amended by that certain Waiver and Amendment Agreement dated February 15, 2017 (the “Amendment”) due on December 31, 2017, to evidence out commitment to file this registration statement. The Commitment Fee Note is convertible into shares of Common Stock at a price equal to the lowest trading price of our Common Stock during the five (5) consecutive Trading Days (as defined therein) prior to the Effective Date (as defined therein).

Further in connection with the Investment Agreement and Registration Rights Agreement, on July 18, 2016, we issued to Tangiers an original issue discount (such discount valued at $11,000) 10% fixed convertible promissory note in the principal amount of $121,000 (the “July Note”), as amended by the Amendment, due on December 31, 2017. The July Note is convertible into shares of Common Stock at a conversion price of $0.50 per share. As an investment incentive for Tangiers to purchase the July Note, on July 18, 2016, we issued to Tangiers a common stock purchase warrant, which allows Tangiers to subscribe for and purchase from the Company, up to 121,000 shares (as subject to adjustment as provided therein) of Common Stock at an exercise price of $0.50 per share for a term of five (5) years from the date of issuance. On October 2, 2017 the conversion price was reduced to $0.115 per share.

On September 28, 2016, we also sold to Tangiers a 10% fixed convertible promissory note, as amended by the Amendment, for proceeds up to $550,000 (the “September Note”) for initial cash consideration of $100,000 and an initial issue discount of $10,000 retained by Tangiers for due diligence and legal fees related to the purchase of the September Note, resulting in an initial principal due under such Note in the amount of $110,000. The amount owing is secured, bears guaranteed interest at 10%, and is due on December 31, 2017, and is convertible into shares of Common Stock at a conversion price of $0.10 per share. On October 2, 2017 the conversion price was increased to $0.115 per share

As incentive for the September Note, the Company issued a common stock purchase warrant, which allows Tangiers to subscribe for and purchase from the Company, up to 121,000 shares (as subject to adjustment as provided therein) of Common Stock at an exercise price of $0.50 per share for a term of five (5) years from the date of issuance.

On February 15, 2017, in connection with the transactions contemplated herein, we sold to Tangiers a common stock purchase warrant, which allows Tangiers to subscribe for and purchase from the Company, up to 500,000 shares (as subject to adjustment as provided therein) of Common Stock at an exercise price of $0.15 per share for a term of five years from the date of issuance.

On February 16, 2017, as consideration for the surrender and cancellation of 2,000,000 shares of our Common Stock issued and outstanding held by Tangiers, we exchanged and issued a common stock purchase warrant which allows Tangiers to subscribe for and purchase from the Company, up to 2,000,000 shares (as subject to adjustment as provided therein) of Common Stock at an exercise price of $0.001 per share for a term of five years from the date of issuance.

Also on February 16, 2017, we sold to Tangiers a secured 10% fixed convertible promissory note for proceeds up to $250,000 (the “February Note”), for initial cash consideration of $29,480 and an initial issue discount of $2,948 retained by Tangiers for due diligence and legal fees related to the purchase of such note, resulting in an initial principal amount of $32,428 due on February 16, 2018, and is convertible into shares of Common Stock at a conversion price of $0.10 per share. On September 12, 2017 the conversion price was increased to $0.115 per share.

On February 24, 2017, we entered into an agreement with Tangiers to amend the February Note (the “February Note Amendment”), whereby Tangiers paid an additional $77,000 under the February Note (of which $7,000 was retained by Tangiers as an original issue discount). Additionally, the February Note Amendment provides that, within three (3) months of the February Note Amendment, the Company shall allocate the $70,000 proceeds in the following manner: (i) $48,000 toward the exploration development budget; and (ii) $22,000 toward the retirement of outstanding payables in the Company’s general & administrative budget.

To date, the principal sum due to Tangiers under the February Note is $250,000.

On July 25, 2017, we also sold to Tangiers a secured 10% fixed convertible promissory note, as amended by the Amendment, for proceeds up to $550,000 (the “July 2017 Note”) for initial cash consideration of $40,000 and an initial issue discount of $4,000 retained by Tangiers for due diligence and legal fees related to the purchase of the September Note, resulting in an initial principal due under the July 2017 Note in the amount of $44,000. On August 21, 2017, a second payment was made in the sum of $110,000 including a cash payment of $100,000 and an original issue discount of $10,000. On October 20, 2017 a third payment was made in the sum of $82,500 including a cash payment of $75,000 and an original issue discount 0f $7,500. The July 2017 Note bears guaranteed interest at 10%, and is due on July 25, 2018, and is convertible into shares of Common Stock at a conversion price of $0.10 per share. On October 2, 2017 the conversion price was increased to $0.115 per share. To date, the principal amount due to Tangiers under the July 2017 Note is $236,500. However, only the Resale Shares underlying $154,000 in outstanding principal of this amount are being registered in this prospectus.

On August 6, 2016, the Company entered into a consulting agreement (the “Consulting Agreement) with Alan D. Gains, pursuant to which Mr. Gains is to provide corporate advisory services to the Company for a period of six (6) months, renewing automatically for an additional six (6) months on March 1, 2017, unless terminated by either the Company or Mr. Gaines upon thirty (30) days prior to expiration of the Consulting Agreement. The terms of the Consulting Agreement provide that Mr. Gaines shall receive compensation consisting of a monthly cash payment and shares of common stock. Mr. Gaines received 400,000 shares of Common Stock on February 8, 2017.

On November 15, 2016, the Company entered into a consulting agreement (the “Agreement”) with Hayden IR and Stratcon Partners (the “Consultant”), whereby Consultant is to provide consulting services to the Company for a period of twelve (12) months beginning on the date of the agreement. The terms of the Agreement provide that Consultant shall receive compensation consisting of a monthly cash payment and restricted stock. Consultant received 300,000 shares of restricted Common Stock on January 31, 2017.

The foregoing securities were issued under Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D under the Securities Act. Each investor represented that it was an accredited investor, as defined in Rule 501 of Regulation D, and that it was acquiring the securities for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act.

Item 16. Exhibit Index

The following exhibits are included as part of this Registration Statement by reference:

Exhibit	Description	Filed Herein	Incorporated Date	By Form	Reference Exhibit
3.1	Articles of Incorporation, as amended		May 22, 2013	S-1	3.1
3.2	Bylaws		May 22, 2013	S-1	3.2
4.1	Original Issue 10% Fixed Convertible Note dated September 28, 2016		October 3, 2016	8-K	4.1
4.2	Security Agreement with Tangiers Investment Group, LLC dated September 28, 2016		October 3, 2016	8-K	4.2
4.3	Subsidiary Guarantee dated September 28, 2016		October 3, 2016	8-K	4.3
4.4	Original Issue 10% Fixed Convertible Promissory Note dated July 18, 2016		October 3, 2016	8-K	4.4
4.5	10% Fixed Convertible Promissory Note dated July 18, 2016		February 27, 2017	8-K	4.5
4.6	Common Stock Purchase Warrant dated July 18, 2016		February 27, 2017	8-K	4.6
4.7	Common Stock Purchase Warrant dated February 15, 2017		February 27, 2017	8-K	4.7
4.8	Common Stock Purchase Warrant dated February 16, 2017		February 27, 2017	8-K	4.8
4.9	Original Issue 10% Fixed Convertible Promissory Note dated February 16, 2017		March 13, 2017	8-K	4.1
4.10	Original Issue 10% Fixed Convertible Promissory Note dated July 25, 2017		July 31, 2017	8-K	10.1
4.11	Form of Common Stock Purchase Warrant dated September 28, 2016		March 20, 2017	S-1	4.10
5.1	Opinion of Law Office of Jeffrey Maller, PC	X
10.1	Stock Purchase Agreement with Craig Alford dated May 31, 2016		June 7, 2016	8-K	10.1
10.2	Mineral Claim Purchase Agreement with Plateau Ventures LLC dated June 1, 2016		June 8, 2017	8-K	10.1
10.3	Investment Agreement by and between Oroplata Resources, Inc. and Tangiers Investment Group, LLC dated July 18, 2016		February 27, 2017	8-K	10.1
10.4	Registration Rights Agreement by and between Oroplata Resources, Inc. and Tangiers Investment Group, LLC, dated July 18, 2016		February 27, 2017	8-K	10.2
10.5	Waiver and Amendment Agreement by and between Oroplata Resources, Inc. and Tangiers Investment Group, LLC, dated February 15, 2017		February 27, 2017	8-K	10.3
10.6	Agreement Regarding Outstanding Notes by and between Oroplata Resources, Inc. and Tangiers Investment Group, LLC dated October 2, 2017.	X
23.1	Consent of Heaton & Company, PLLC	X
23.2	Consent of Law Office of Jeffrey Maller, PC (included in Exhibit 5.1)	X

* To be filed by amendment

Item 17. Undertakings

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for purposes of determining liability under the Securities Act to any purchaser:

(i)If the registrant is relying on Rule 430B:

(A)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)The undersigned registrant hereby undertakes that:

(1)For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) or under the securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Incline Village, State of Nevada, on this 13th day of November, 2017.

OROPLATA RESOURCES, INC.
a Nevada corporation

By:	/s/ Douglas Cole
Douglas Cole
Chief Executive Officer (Principal Executive Officer); Chief Financial Officer (Principal Financial Officer), Secretary, Director

We, the undersigned officers and directors of Oroplata Resources, Inc., hereby severally constitute and appoint Douglas Cole, our true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

/s/ Douglas Cole
Douglas Cole	CEO, CFO, Secretary, and Director	November 13, 2017

/s/ William Hunter
William Hunter	Director	November 13, 2017

/s/ Douglas MacLellan
Douglas MacLellan	Director	November 13, 2017